Exhibit 2
Stock Purchase Agreement
by and among
Avisep, S.A. de C.V.,
Bevisep, S.A. de C.V.,
Consorcio Comex, S.A. de C.V.,
and
PPG Industries, Inc.
Dated June 30, 2014

ANNEXES, EXHIBITS AND SCHEDULES
The Stock Purchase Agreement contains a number of Annexes, Exhibits and Schedules that have not been provided in this Exhibit 2.  These Annexes, Exhibits and Schedules include, among other things, various disclosures relating to the business being acquired as well as forms of closing documents that the parties will be delivering at the closing.  The Corporation will provide copies of these omitted Annexes, Exhibits and Schedules to the Commission upon request.

Annex A - Shares
Annex B - Phase I Facilities
Annex C - Prior Transactions
Annex D - Deferred Tax Liabilities

Exhibit A - Sellers Allocation

Exhibit B - Form of Escrow Agreement
Exhibit C - Form of Release
Exhibit D - Comex Senior Management Team
Exhibit E - Non-Competition Jurisdictions
Exhibit F - Form of Golden Parachute Agreement
Exhibit G - Form of Senior Retention Bonus Agreement

Schedule - Sellers Disclosure Letter

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) dated June 30, 2014 is executed by and among (i) on one side as sellers (A) Avisep, S.A. de C.V., a company organized under the laws of Mexico (the “Primary Seller”), and (B) Bevisep, S.A. de C.V., a company organized under the laws of Mexico (each a “Seller” and, collectively, “Sellers”); and (ii) on the other side as purchaser, PPG Industries, Inc., a corporation incorporated under the laws of the State of Pennsylvania, United States of America (“Purchaser”), and (iii) Consorcio Comex, S.A. de C.V., a company organized under the laws of Mexico (the “Company” and, together with Purchaser and Sellers, the “Parties”).
WITNESSETH:
WHEREAS, Sellers own the shares in the Company and Conaxe, S. A. de C. V. (“Conaxe”) as described in Annex A hereto (the “Shares”), which Shares collectively represent all of the issued and outstanding shares of capital stock of the Company and Conaxe;
WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, or to cause one or more of its Affiliates to purchase, the Shares pursuant to the terms and subject to the conditions set forth in this Agreement and in the proportions indicated in Annex A hereto;
WHEREAS, upon consummation of the purchase and sale of the Shares pursuant to this Agreement, Purchaser shall own all of the outstanding shares of capital stock of the Company and Conaxe; and
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, agree as follows:
Article I

DEFINITIONS

Section 1.1    Definitions. Defined terms in this Agreement and in the Annexes, Exhibits and Schedules to this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them below. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

“Accounting Principles” means the accounting principles, policies, practices and methods described in Section 1.1(a) of the Sellers Disclosure Letter.
“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition and this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreed Claims” has the meaning ascribed to such term in Section 8.6(c).

“Alternate Transaction” has the meaning ascribed to such term in Section 5.4.
“Antitrust Authorities” means (i) in Mexico, the Federal Antitrust Commission (Comisión Federal de Competencia Económica); and (ii) any other Governmental Entity in any other jurisdiction, with authority over the transactions contemplated hereby pursuant to applicable Antitrust Laws.
“Antitrust Filings” has the meaning ascribed to such term in Section 5.9(a)(i).
“Antitrust Laws” means (i) in Mexico the Federal Antitrust Law (Ley Federal de Competencia Económica) and its regulations, as amended, as well as any other applicable Laws and Orders in Mexico or in any other jurisdiction, with authority over the transactions contemplated hereby; and (ii) all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or otherwise governing antitrust matters applicable to Sellers, Purchaser or the transactions contemplated by this Agreement.
“Audited Financial Statements” has the meaning ascribed to such term in Section 3.8(a)(i).
“Avisep Loan Amount” means the amount of indebtedness of Primary Seller to the Subject Companies, together with all accrued and unpaid interest related thereto, as of 11:59 P.M. Mexico City time on the day immediately prior to the Closing Date.
“Balance Sheet Date” has the meaning ascribed to such term in Section 3.8(a)(i).
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Mexico City, Mexico, or New York, New York, U.S.
“Cash and Cash Equivalents” means cash and cash equivalents, determined in accordance with NIF and the Accounting Principles.
“Claim Certificate” has the meaning ascribed to such term in Section 8.6(a).
“Closing” has the meaning ascribed to such term in Section 2.4(a).
“Closing Accrued Income Tax Liability” means all accrued and unpaid Liabilities of the Subject Companies with respect to Income Taxes (net of prepaid Taxes and legally recognized Tax assets), as of 11:59 P.M. Mexico City time on the day immediately prior to the Closing Date.
“Closing Accrued Income Tax Liability Adjustment” has the meaning ascribed to such term in Section 2.3(b)(ii)(G).
“Closing Adjustment Amount” has the meaning ascribed to such term in Section 2.2(c).
“Closing Balance Sheet” has the meaning ascribed to such term in Section 2.3(b)(i).
“Closing Cash” means the Cash and Cash Equivalents of the Company and the Company’s Subsidiaries on a consolidated basis calculated in accordance with NIF and the Accounting Principles as of 11:59 P.M. Mexico City time on the day immediately prior to the Closing Date.
“Closing Cash Adjustment” has the meaning ascribed to such term in Section 2.3(b)(ii)(B).
“Closing Date” has the meaning ascribed to such term in Section 2.4(a).

“Closing Deferred Tax Liability” means the amount that results after applying the methodology described in Annex D, as of 11:59 P.M. Mexico City time on the day immediately prior to the Closing Date.
“Closing Deferred Tax Liability Adjustment” has the meaning ascribed to such term in Section 2.3(b)(ii)(J).
“Closing Funded Indebtedness” has the meaning ascribed to such term in Section 2.3(b)(ii)(E).
“Closing Funded Indebtedness Adjustment” has the meaning ascribed to such term in Section 2.3(b)(ii)(F).
“Closing Payment” has the meaning ascribed to such term in Section 2.2(c).
“Closing Purchase Price” has the meaning ascribed to such term in Section 2.2(c).
“Closing Statement” has the meaning ascribed to such term in Section 2.3(b)(ii).
“Closing Working Capital” means the Consolidated Current Assets of the Company and the Company’s Subsidiaries on a consolidated basis less the Consolidated Current Liabilities of the Company and the Company’s Subsidiaries on a consolidated basis as determined in accordance with the Accounting Principles as of 11:59 P.M. Mexico City time on the day immediately prior to the Closing Date.
“Collateral Source” has the meaning ascribed to such term in Section 8.5(a)(iii).
“Commercially Reasonable Efforts” means the efforts of any Person in accordance with the standard of effort that a similar Person would be expected to perform as judged by the criteria of such latter Person in its particular business, but always giving rational consideration to its own business interests and acting in good faith.
“Comex Senior Management Team” has the meaning ascribed to such term in Section 5.13.
“Company” has the meaning ascribed to such term in the Preamble.
“Company Contracts” has the meaning ascribed to such term in Section 3.17(a).
“Company Intellectual Property” means any Intellectual Property that is owned by any of the Subject Companies.
“Company Permit” has the meaning ascribed to such term in Section 3.9(b)(i).
“Company Personal Property” has the meaning ascribed to such term in Section 3.12.
“Company’s Subsidiaries” means all of the Company’s direct or indirect Subsidiaries.
“Company Transaction Expenses” means all expenses of Sellers and the Subject Companies incurred or to be incurred (prior to and through the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including fees and disbursements of attorneys, accountants, brokers, financial and other advisors and service providers, travel and entertainment expenses, and meeting and presentation expenses, payable by any Seller or Subject Company.

“Competing Business” has the meaning ascribed to such term in Section 5.11(i).
“Conaxe” has the meaning ascribed to such term in the Recitals.
“Confidential Material” means all information (written or oral) that is confidential or proprietary to any of the Subject Companies. The term “Confidential Material” shall not include (i) information that is or becomes generally available to the public, other than as a result of disclosure by Sellers, the Subject Companies or their respective Affiliates and Representatives in violation of this Agreement; and (ii) information that becomes available to Sellers or their Representatives from a Person other than the other Seller or any Subject Company on a non-confidential basis; provided that such Person was not known by Sellers or their respective Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any of the Subject Companies or their Representatives with respect to such materials.
“Confidentiality Agreement” has the meaning ascribed to such term in Section 5.2(a).
“Consolidated Current Assets” means, without duplication, the line items set forth under the heading “Current Assets” described in Section 1.1(b) of the Sellers Disclosure Letter, as determined in accordance with NIF and the Accounting Principles; provided that Consolidated Current Assets shall not include any Income Tax assets.
“Consolidated Current Liabilities” means, without duplication, the line items set forth under the heading “Current Liabilities” described in Section 1.1(b) of the Sellers Disclosure Letter, as determined in accordance with NIF and the Accounting Principles; provided that Consolidated Current Liabilities shall not include any Income Tax liabilities.
“Contract” means any written agreement, understanding, arrangement, contract, commitment, letter of intent, purchase order, note, bond, mortgage, indenture, guarantee, license, franchise, consent, or other instrument or obligation and any amendments thereto.
“Corrective Actions” has the meaning ascribed to such term in Section 8.5(b)(iii).
“Deductible” has the meaning ascribed to such term in Section 8.4(a)(i).
“Disputed Amounts” has the meaning ascribed to such term in Section 2.3(d).
“Employee” means all employees of any of the Subject Companies.
“Employee Benefit Plans” has the meaning ascribed to such term in Section 3.15(a).
“End Date” has the meaning ascribed to such term in Section 7.1(ii)(B).
“Environment” means the air (including indoor air), surface water or ground water (including navigable waters, marine waters, drinking water, streams, ponds, drainage basins and water bodies), any land, all living organisms, sediment, soil or subsurface strata, natural or mineral resources and the environment or living environment.
“Environmental Approvals” has the meaning ascribed to such term in Section 3.20(a)(ii)(A).

“Environmental Law” means any applicable Law, Order or other requirement of Law relating to (i) the pollution or the protection of the Environment, including air emissions, water discharges, soil remediation, natural or mineral resources or any other regulation standing for the conservation, protection, contamination or remediation of the Environment, or (ii) the handling, storage, generation, treatment, disposal or human exposure to, or the Release of, Hazardous Substance, or (iii) safety or health (with respect to Hazardous Substances), as well as any Law that relates to:
(a)advising appropriate authorities, employees, and the public of intended or actual Release of Hazardous Substances, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have an impact on the Environment;
(b)preventing or reducing to acceptable levels the Release of Hazardous Substances into the Environment;
(c)reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;
(d)assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health (with respect to Hazardous Substances) or the Environment when used or disposed of;
(e)protecting resources, species, or ecological amenities;
(f)reducing to acceptable levels the risks inherent in the transportation of Hazardous Substances;
(g)cleaning up pollutants that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention; or
(h)making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental Liabilities” means, without duplication, any Losses resulting from, arising out of or relating to (i) non-compliance by or Liability of any Subject Company with respect to Environmental Laws concerning circumstances or events occurring prior to the Closing Date; (ii) Corrective Actions, provided, however, that such Corrective Actions (A) are required to be performed pursuant to Environmental Laws or a final or immediately enforceable Order by a Governmental Entity concerning circumstances or events occurring prior to the Closing Date or (B) are necessary to eliminate, reduce or otherwise remedy an immediate danger to the Environment as reasonably determined by Purchaser or any Subject Company concerning circumstances or events occurring prior to the Closing Date; or (iii) Environmental Matters involving or related to a Subject Company occurring prior to the Closing Date.
“Environmental Matters” means (i) the storage, placement, Release, threat of Release, spillage, deposit, escape, disposal, leak, emission or presence of Hazardous Substances in the Environment, including damages to natural resources; (ii) the creation of noise, vibration, radiation, common law or statutory nuisance; or (iii) other matters relating to the protection of workplace safety (with respect to Hazardous Substances) or the Environment arising out of the manufacturing, processing, treatment, storage, handling, disposal, use, possession, purchase, sale, import, export or transportation of Hazardous Substances.
“Escrow” means the escrow account created pursuant to the Escrow Agreement.
“Escrow Agreement” shall mean the escrow agreement to be entered into on the Closing Date substantially in the form of Exhibit B.

“Escrow Amount” means the Indemnification Escrow Amount, plus the Purchase Price Escrow Amount, plus the Golden Parachute Escrow Amount.
“Estimate Delivery Date” has the meaning ascribed to such term in Section 2.2(b).
“Estimated Closing Accrued Income Tax Liability” has the meaning ascribed to such term in Section 2.2(b).
“Estimated Closing Cash” has the meaning ascribed to such term in Section 2.2(b).
“Estimated Closing Deferred Tax Liability” has the meaning ascribed to such term in Section 2.2(b).
“Estimated Closing Funded Indebtedness” has the meaning ascribed to such term in Section 2.2(b).
“Estimated Closing Funded Indebtedness Adjustment” has the meaning ascribed to such term in Section 2.2(b).
“Estimated Closing Statement” has the meaning ascribed to such term in Section 2.2(b).
“Estimated Working Capital” has the meaning ascribed to such term in Section 2.2(b).
“Estimated Working Capital Adjustment” has the meaning ascribed to such term in Section 2.2(b).
“Exchange Act” means the Securities Exchange Act of 1934 of the U.S., as amended, and the rules and regulations promulgated thereunder.
“Exchange Rate” means, as of any applicable date, the exchange rate to satisfy obligations denominated in foreign currency payable in Mexico (Tipo de cambio para solventar obligaciones denominadas en moneda extranjera) published in the Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México) on such date (or if no exchange rate is published on such date, the last exchange rate published prior to such date).
“Expert” has the meaning ascribed to such term in Section 2.3(d)(i).
“Final Purchase Price” has the meaning ascribed to such term in Section 2.3(a).
“Financial Statements” has the meaning ascribed to such term in Section 3.8(a)(ii).
“Foreign Investment Approval” means the authorization by Foreign Investment Authority pursuant to Article 9 of the Foreign Investment Law of Mexico (Ley de Inversión Extranjera).
“Foreign Investment Authority” means the National Commission of Foreign Investments (Comisión Nacional de Inversiones Extranjeras) of Mexico.
“Funded Indebtedness” of any Person means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture, or other debt instrument or debt security; (iii) capital lease obligations registered or required to be registered on such Person’s balance sheet under NIF; (iv) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (i) through (iii); (v) any prepayment penalties, commissions and/or fees and associated Taxes; (vi) unfunded pension Liabilities as of September 30, 2014, but excluding the Senior Management Retention Bonus; and (vii) all obligations under any currency or interest rate swap, derivative, collar, hedge or similar Contract, including any termination or breakage fees relating thereto; provided, that Funded Indebtedness of the Subject Companies shall not include (x) accounts payable to trade creditors or accrued expenses arising in the Ordinary Course of Business consistent with past practice that in each case are included as Consolidated Current Liabilities in the Closing Working Capital, or (y) indebtedness for borrowed money owing from any wholly owned Subject Company to any other wholly owned Subject Company.
“GAAP” means (i) in respect of Mexico, NIF; and (ii) in respect of any other jurisdictions, the generally accepted accounting principles applicable in the relevant jurisdiction, in both cases, as effective from time to time.
“Golden Parachute Escrow Amount” means an amount equivalent to an estimate of the Golden Parachute Obligations, determined as if such obligations were triggered on the last day of the month prior to the Closing Date, which amount is to be deposited by Purchaser with the escrow agent on the Closing Date pursuant to the Escrow Agreement for a period of twenty-four (24) months commencing on the Closing Date, and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.
“Golden Parachute Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement in respect of the Golden Parachute Escrow Amount.
“Golden Parachute Obligations” means the aggregate dollar amount, which any of the Subject Companies would be obligated to pay or incur pursuant to all of the agreements to be entered into with each of the individuals identified in Section 1.1(c) of the Sellers Disclosure Letter (each such Person, a “Recipient”).
“Governmental Entity” means any federal, state, municipal, provincial or local court, arbitral tribunal, administrative agency, department, board, instrumentality or commission or other governmental or regulatory agency or authority or any securities exchange of Mexico or any other any jurisdiction.
“Hazardous Substance” means any and all minerals, metals, materials, chemicals, waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, corrosive, reactive, explosive, inflammable, infectious, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, Order or requirement of Law applicable to the Subject Companies’ business, including petroleum and all derivatives thereof and asbestos or asbestos-containing materials.
“ICC Rules” has the meaning ascribed to such term in Section 10.9(a).
“IMSS” means the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social).
“Income Tax” means any income tax measured by or imposed on pre-tax income in Mexico pursuant to the Mexican Income Tax Law or any equivalent net income tax in any other applicable jurisdiction, including any inflation adjustment, interest, penalty, or addition thereto, whether disputed or not.
“Income Tax Return” means any annual return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnification Escrow Amount” means $108,504,384.09, which amount is to be deposited by Purchaser with the escrow agent pursuant to the Escrow Agreement, and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided that the Indemnification Escrow Amount may be increased as set forth in Section 5.16(f).
“Indemnification Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement in respect of the Indemnification Escrow Amount.
“Indemnified Party” has the meaning ascribed to such term in Section 8.6(a).
“Indemnifying Party” has the meaning ascribed to such term in Section 8.6(a).
“Intellectual Property” means all intellectual property in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) issued patents and all provisional and pending patent applications, any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, and certificates of registration (collectively, “Patents”); (ii) registered or unregistered copyrights and copyrightable works, including databases (or other collections of information, data, works or other materials), packaging artwork and design rights (collectively, “Copyrights”); (iii) Trade Secrets; (iv) computer software (including source code and object code, data files, application programming interfaces, computerized databases and other software-related specifications) (collectively, “Software”); (v) registered and unregistered trademarks, slogans, trade names, social media names, service marks and service names, brand names, trade dress, logos and certification marks, in each case including all registrations, applications, recordings, renewals and extensions and common law rights relating to any of the foregoing and the goodwill associated with any of the foregoing (“Trademarks”); (vi) Internet domain names; (vii) rights of publicity and other rights to use the names and likeness of individuals; and (viii) claims, causes of action and defenses relating to any of the foregoing; in each case, including registrations, applications, recordings and extensions and common law rights relating to any of the foregoing.
“Insurance Policies” has the meaning ascribed to such term in Section 3.14(a).
“Interim Balance Sheet” has the meaning ascribed to such term in Section 3.8(a)(ii).
“IP Licenses” has the meaning ascribed to such term in Section 3.17(a)(v).
“Law” means any statute, law, ordinance, policy, rule, code, regulation, order, or decree of any Governmental Entity and all judicial interpretations thereof.
“Leased Real Property” means the real properties leased under the Real Property Leases.
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Liens” means any liens, pledges, collateral, security interests, easements, mortgages, charges, rights of way, encroachments, gratuitous bailments, options, conditional sales (other than sales in the Ordinary Course of Business) or other types of title retention arrangements, deed of trust, reversion, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, or other encumbrances.

“Loan Agreement” means the loan agreement referenced on Section 1.1(d) of the Sellers Disclosure Letter.
“Loss” or “Losses” means, without duplication: (i) any and all claims, actions, causes of action, judgments, awards, settlements, Liabilities, direct damages (daños) and direct losses (perjuicios) but excluding consequential, punitive and exemplary damages; provided, however, that in the case of consequential, punitive and exemplary damages, to the extent that any such damages are actually paid by an Indemnified Party hereunder as a Third Party Claim, then any such damages so paid shall be considered direct damages; (ii) fines, penalties, costs, expenses or damages, including reasonable and documented fees and expenses of attorneys, experts and consultants associated with the proceedings generating the respective items set forth in clause (i) above; and (iii) all costs and expenses related to Corrective Actions.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (A) is or would reasonably be expected to be materially adverse to the business, assets, properties, results of operations or condition (financial or otherwise) of the Subject Companies, taken as a whole; provided, however, that (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or changes in accounting requirements or principles; (iii) changes affecting industries, markets or geographical areas in which the Subject Companies conduct their respective businesses; (iv) the negotiation, announcement, execution, pendency or performance of this Agreement or the consummation of the transactions contemplated by this Agreement; (v) conduct by the Company or any of the Company Subsidiaries prohibited under this Agreement for which Purchaser gave its prior written consent; (vi) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; or (vii) any action required to be taken under any Law or Order, in the case of each such matter described in the foregoing clauses (i) through (vii) shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred except with respect to clauses (i), (ii), (iii) and (vi), to the extent that such changes are disproportionately adverse to the business, assets, properties, results of operations or condition, (financial or otherwise) of the Subject Companies taken as a whole as compared to other companies in the industries in which the Subject Companies operate; (B) prevents or materially impairs or delays the ability of the Sellers to perform their obligations under this Agreement or would be reasonably expected to do so; or (C) results in material damages to, or the destruction of, more than 50% (fifty per cent) of the manufacturing capacity at the manufacturing facilities of Empresas Aga or Tepexpan, that are not remedied on or before the Closing Date, then such damage or destruction shall constitute a “Material Adverse Effect”. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of the Company and the Company Subsidiaries.
“Mexico” means the United Mexican States.
“NIF” means the Mexican Financial Information Norms (Normas de Información Financiera), as in effect from time to time, issued by the Mexican Board of Financial Information (Consejo Mexicano de Normas de Información Financiera).
“Notice of Objection” has the meaning ascribed to such term in Section 2.3(c).
“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity.
“Ordinary Course of Business” means with respect to any Person, the operation of its business in a manner that is consistent with the past recurring operations and/or practices of such Person.

“Permit” means any approvals, authorizations, consents, licenses, concessions, permits or certificates of a Governmental Entity.
“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business securing amounts that are not past due; (ii) leases, subleases and similar agreements set forth in Section 3.18(b) of the Sellers Disclosure Letter or any other agreements entered by any of the Subject Companies permitted under Section 5.3(b)(xv) hereof; (iii) Liens for Taxes not yet due and payable or for current Taxes that may thereafter be paid without penalty or which are being contested in good faith and by appropriate proceedings and for which reserves have been established in the Financial Statements when so required pursuant to GAAP; (iv) Liens set forth on Section 3.18(a) of the Sellers Disclosure Letter affecting the real property set forth on Section 3.18(a) of the Sellers Disclosure Letter; (v) Liens created by non-exclusive licenses granted in the Ordinary Course of Business in any Intellectual Property; and (vi) any Liens in favor of Purchaser created by the actions of Purchaser or any of its Affiliates over the Shares and/or the business.
“Person” means and includes an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group, a Governmental Entity and any other legal entity.
“Pre-Closing Return” has the meaning ascribed to such term in Section 9.1(a).
“Present Fair Salable Value” has the meaning ascribed to such term in Section 4.6.
“Primary Parties” means, collectively, Purchaser and Primary Seller.
“Primary Seller” has the meaning ascribed to such term in the Preamble.
“Proceeding” has the meaning ascribed to such term in Section 3.10.
“Property Taxes” has the meaning ascribed to such term in Section 9.1(b)(i).
“Purchase Price” has the meaning ascribed to such term in Section 2.2(a).
“Purchase Price Adjustment” has the meaning ascribed to such term in Section 2.3(e).
“Purchase Price Escrow Amount” means $10,000,000, which amount is to be deposited by Purchaser with the escrow agent pursuant to the Escrow Agreement, and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided that the Purchase Price Escrow Amount may be increased as set forth in Section 2.2(b).
“Purchase Price Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement in respect of the Purchase Price Escrow Amount.
“Purchaser” has the meaning ascribed to such term in the Preamble.
“Purchaser Confidential Information” has the meaning ascribed to such term in Section 5.2(c).
“Purchaser Designees” has the meaning ascribed to such term in Section 2.1.
“Purchaser Indemnitees” has the meaning ascribed to such term in Section 8.2.

“Purchaser’s Proposed Calculations” has the meaning ascribed to such term in Section 2.3(b)(ii).
“Real Properties” has the meaning ascribed to such term in Section 3.18(a).
“Real Property Leases” has the meaning ascribed to such term in Section 3.18(b)(ii).
“Related Party Transactions” means any Contracts, agreements or arrangements of any kind between any of the Subject Companies, on the one hand, and any officer, shareholders, employee or director of any of Sellers or the Subject Companies or any Affiliate thereof, on the other hand.
“Related Person” has the meaning ascribed to such term in Section 5.14(a).
“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying and seeping into or upon any land or water or air or otherwise entering into the Environment.
“Release Amount” has the meaning ascribed to such term in Section 8.9(i).
“Released Parties” has the meaning ascribed to such term in Section 5.14 (a).
“Representatives” of any Person means such Person’s directors, managers, officers, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.
“Sanctioned Countries” means countries that are subject to economic sanctions restrictions maintained by the U.S. government, including Iran, North Korea, Cuba, Sudan and Syria.
“SAR” means the Law of Systems of Savings for the Retirement (Ley de los Sistemas de Ahorro para el Retiro).
“Seller” has the meaning ascribed to such term in the Preamble.
“Seller Indemnitees” has the meaning ascribed to such term in Section 8.3.
“Seller-Related Persons” has the meaning ascribed to such term in Section 8.5(d).
“Sellers Disclosure Letter” has the meaning ascribed to such term in the first paragraph of Article III.
“Sellers’ Straddle Period Income Tax” has the meaning ascribed to such term in Section 9.1(b)(ii).
“Senior Management Retention Bonus” means the aggregate dollar amount of retention bonus payment obligations which any of the Subject Companies would be required to pay to the individuals described in Section 3.15(c) of the Sellers Disclosure Letter.
“Shares” has the meaning set forth in the Recitals.
“Short Period” has the meaning ascribed to such term in Section 9.1(a).
“Short Period Return” has the meaning ascribed to such term in Section 9.1(a).

“Signing Funded Indebtedness” means the amount in Pesos calculated as described in Section 1.1(d) of the Sellers Disclosure Letter.
“Solvent” has the meaning ascribed to such term in Section 4.6.
“Straddle Period” has the meaning ascribed to such term in Section 9.1(b).
“Subject Companies” means, collectively, the Company and Conaxe together with all of the Company’s Subsidiaries, which are listed in Section 1.1(e) of the Sellers Disclosure Letter.
“Subsidiary”, with respect to any Person, means (i) any entity of which more than fifty percent (50%) of the equity or stock of any class or classes, having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation, is owned by such Person, directly or indirectly through one or more Subsidiaries of such Person; and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.
“Target Working Capital” means the amount in Pesos described in Section 1.1(b) of the Sellers Disclosure Letter.
“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, import, use, value added, occupation, property, excise, severance, stamp, license, payroll, social security, withholding and other taxes, including in Mexico any payments due under any social security Laws, including those related to the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the National Institute for Workers’ Housing (Instituto del Fondo Nacional de la Vivienda para los Trabajadores) and the Retirement Savings System (Sistema de Ahorro para el Retiro), as well as any assessments, charges, duties, compensatory quotas, countervailing duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties, inflation adjustments, updates (actualizaciones) and interest thereon.
“Tax Return” means all returns, statements, forms and reports for Taxes that are required to be filed under applicable Law.
“Third Party Claim” has the meaning ascribed to such term in Section 8.7(a).
“Trade Secrets” means, collectively, any trade secrets and other confidential information, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, molds, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information.
“Transaction Bonus Obligations” has the meaning ascribed to such term in Section 3.15(d).
“Update Schedule” has the meaning ascribed to such term in Section 5.8.
“U.S.” or “United States” means the United States of America or any political subdivision thereof.

“Working Capital Adjustment” has the meaning ascribed to such term in Section 2.3(b)(ii)(D).
Section 1.2    Construction.

In this Agreement, unless the context otherwise requires:
(i)words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(ii)references to Articles, Sections, Exhibits, Annexes, Sections of the Sellers Disclosure Letter, the Preamble and Recitals are references to articles, sections, exhibits, annexes, disclosure schedules, the preamble and recitals of this Agreement, and the descriptive headings of the Articles and Sections of this Agreement and the Sellers Disclosure Letter (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(iii)whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on the next day that is a Business Day;

(iv)unless the context otherwise requires, the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(v)this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended or supplemented;

(vi)“include”, “includes”, and “including” are deemed to be followed by the words “without limitation” whether or not they are in fact followed by such words or words of similar import;

(vii)the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(viii)references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of the United States of America;

(ix)references to “Pesos”, “pesos” or “Ps$”, without more are to the lawful currency of Mexico;

(x)references to NIF or GAAP in this Agreement shall be understood and construed as NIF or GAAP as the case may be, applied on a basis consistent with the Financial Statements and the Accounting Principles; provided however that, solely with respect to the calculation of the Consolidated Current Assets, Consolidated Current Liabilities, Estimated Working Capital Adjustment, Working Capital Adjustment, the Estimated Closing Funded Indebtedness, the Closing Funded Indebtedness, the Estimated Closing Cash, the Closing Cash, the Estimated Closing Accrued Income Tax Liability, the Closing Accrued Income Tax Liability, the Estimated Closing Deferred Tax

Liability, the Closing Deferred Tax Liability, the Closing Balance Sheet, the Estimated Closing Statement, the Closing Statement, the Purchaser’s Proposed Calculations, the Notice of Objection, the Disputed Amounts and the Expert’s resolution of the Disputed Amounts and the Purchase Price Adjustment, in the event of any conflict between the Accounting Principles and GAAP or NIF, as the case may be, the Accounting Principles shall control;

(xi)except as provided in Section 2.2 or Section 2.3, for purposes of the calculations set forth in this Agreement, to the extent any of the Subject Companies’ accounting is kept in Pesos or any Loss is materialized in Pesos, the calculation of any of the thresholds set forth in Dollars in this Agreement shall be made using the Exchange Rate applicable on the date of this Agreement; and

(xii)references to the Primary Seller shall be construed as to the Primary Seller acting on behalf and for the benefit of Sellers, in the capacity of Primary Seller as agent (comisionista mercantil) of Bevisep, S.A. de C.V., pursuant to an in accordance with Article 273 of the Commerce Code (Código de Comercio) and therefore, Bevisep, S.A. de C.V., hereby approves, ratifies and confirms any and all acts performed by Primary Seller on its behalf pursuant to and in connection with this Agreement and the Escrow Agreement.

Section 1.3    Annexes, Exhibits and the Disclosure Letter. The Annexes, Exhibits and the Sellers Disclosure Letter are incorporated into and form an integral part of this Agreement.

Section 1.4    Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to (i) the “Knowledge of Sellers” or words of similar import, it shall mean the knowledge of the individuals set forth in Section 1.4(a) of the Sellers Disclosure Letter after due and reasonable inquiry; and (ii) the “Knowledge of Purchaser” or words of similar import, it shall mean the knowledge of the individuals set forth in Section 1.4(b) of the Sellers Disclosure Letter after due and reasonable inquiry.
Article II

SALE OF SHARES

Section 2.1    Sale of Shares. On the terms, and subject to the satisfaction of the Conditions Precedent (condiciones suspensivas) set forth in Article VI of this Agreement, Sellers hereby agree to sell to Purchaser, and Purchaser hereby agrees to purchase from Sellers, at the Closing the Shares, free and clear of all Liens and together with all accrued rights and benefits thereto. No later than five (5) Business Days prior to the Closing Date, Purchaser shall designate in writing to Sellers at least two (2) Purchaser designees, who shall be Affiliates of Purchaser (and may, but shall not be required to, include the Purchaser itself) (the “Purchaser Designees”), to receive title to the Shares at Closing. At the Closing, Sellers shall endorse “in property” (endoso en propiedad) the stock certificates representing the Shares in favor of the Purchaser Designees. Additionally, Sellers shall take such action as is necessary and legally required to reflect the sale, assignment, transfer, endorsement and delivery of the Shares, free and clear of all Liens, on the books and records of the Company to the Purchaser Designees.

Section 2.2    Purchase Price; Delivery of Funds and other payments.

(a)    On the terms and subject to the conditions of this Agreement, Sellers agree to sell to Purchaser or its designated Affiliates, and Purchaser agrees to purchase, or to cause its designated Affiliates to purchase, from Sellers, the Shares, free and clear of any Liens, for a purchase price of $1,970,087,681.73 (the “Purchase Price”). The Purchase Price is subject to adjustment pursuant to Section 2.3.

(b)At least five (5) Business Days prior to the Closing Date, Sellers shall cause the Company to prepare and deliver to Purchaser a statement in Pesos (the “Estimated Closing Statement”, and the date of such delivery to Purchaser, the “Estimate Delivery Date”) setting forth Sellers’ and the Subject Companies’ good faith estimates of: (i) the Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness”); (ii) the amount, if any, by which the Signing Funded Indebtedness differs from the Estimated Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness Adjustment”); (iii) the Closing Cash (the “Estimated Closing Cash”); (iv) the Closing Accrued Income Tax Liability (the “Estimated Closing Accrued Income Tax Liability”); (v) the Closing Deferred Tax Liability (the “Estimated Closing Deferred Tax Liability”); (vi) the Closing Working Capital (the “Estimated Working Capital”); (vii) the amount, if any, by which the Target Working Capital differs from the Estimated Working Capital (the “Estimated Working Capital Adjustment”); (viii) a calculation of the estimated Closing Adjustment Amount based on such amounts; and (ix) a calculation of the estimated Closing Purchase Price expressed in Dollars in accordance with Section 2.3(f). The Estimated Closing Statement and each of the elements thereof shall be prepared in accordance with NIF and the Accounting Principles. In the event Purchaser shall object to the Estimated Closing Statement, Purchaser shall notify Sellers of such objections, and Sellers and Purchaser shall cooperate in good faith to resolve Purchaser’s objections as soon as practicable prior to the Closing Date. If Sellers and Purchaser shall not have resolved all of Purchaser’s objections to the Estimated Closing Statement to the mutual satisfaction of the Parties no later than two (2) Business Days prior to the Closing Date, then (w) for all purposes of this Agreement (A) the Estimated Closing Funded Indebtedness shall be deemed to be equal to the Signing Funded Indebtedness and the Estimated Closing Funded Indebtedness Adjustment shall be deemed to be equal to zero, (B) the Estimated Closing Cash shall be deemed to be equal to zero, and (C) the Estimated Working Capital shall be deemed to be equal to the Target Working Capital and the Estimated Working Capital Adjustment shall be deemed to be equal to zero; (x) the Estimated Closing Deferred Tax Liability shall be deemed to be equal to the amount reflected on Annex D; (y) if Sellers and Purchaser have not resolved all of Purchaser’s objections to the Estimated Closing Accrued Income Tax Liability as reflected on the Estimated Closing Statement to the mutual satisfaction of the Parties no later than two (2) Business Days prior to the Closing Date, the Estimated Closing Accrued Income Tax Liability shall be equal to zero (it being understood that if Purchaser does not object to the Estimated Closing Accrued Income Tax Liability as reflected on the Estimated Closing Statement, the Estimated Closing Accrued Income Tax Liability shall equal the amount reflected on the Estimated Closing Statement), and (z) the Purchase Price Escrow Amount shall be equal to $18,500,000.

(c)At the Closing, Purchaser shall pay or cause to be paid to Sellers an amount equal to (i) (A) the Purchase Price, plus or minus, as applicable (B) an aggregate amount, calculated in Pesos and then converted to Dollars in accordance with Section 2.3(f), equal to (v) the Estimated Closing Cash, (w) plus or minus, as applicable, the Estimated Closing Funded Indebtedness Adjustment, (x) minus the Estimated Closing Accrued Income Tax Liability, (y) minus the Estimated Closing Deferred Tax Liability and (z) plus or minus, as applicable, the Estimated Working Capital Adjustment (such resulting amount, the “Closing Adjustment Amount” and the sum of the Purchase Price and the Closing Adjustment Amount, the “Closing Purchase Price”), minus (ii) the Escrow Amount, and minus (iii) the Avisep Loan Amount (converted into Dollars using the Exchange Rate applicable published on the Estimate Delivery Date) (the “Closing Payment”). The Closing Payment shall be made by wire transfer of immediately available funds, to an account designated by each of the Sellers in writing to Purchaser at least three (3) Business Days prior to the Closing. The Closing Payment and any Purchase Price Adjustment shall be allocated among Sellers (with respect to their Shares in the Company) as set forth on Exhibit A.

(d)On or before the Closing Date, Sellers shall pay any and all Company Transaction Expenses.

(e)At the Closing, Purchaser shall deliver to the escrow agent of the Escrow Agreement the Escrow Amount by wire transfer of immediately available funds.

(f)At the Closing, Purchaser shall deliver to the Company (or the applicable Subject Company lenders) payment of the Avisep Loan Amount, on behalf of the borrowers, and the loan agreement related thereto shall be extinguished.

(g)It is acknowledged and agreed that the Company may be required under the terms of the Loan Agreement to repay in whole or in part all or any portion of the Closing Funded Indebtedness under the Loan Agreement. In the event and to the extent requested by Purchaser, Sellers shall deliver or cause to be delivered to Purchaser, sufficiently in advance of Closing to facilitate repayment at Closing, pay-off and discharge letters executed by the administrative agent(s) under the Loan Agreement.

Section 2.3    Final Purchase Price.

(a)    The Closing Purchase Price shall be adjusted and finally determined upwards or downwards (the “Final Purchase Price”), by subtracting or adding from the Closing Purchase Price, as the case may be, an aggregate amount, calculated in Pesos and then converted to Dollars in accordance with Section 2.3(f), equal to (i) the Working Capital Adjustment (expressed as a positive or negative number, as the case may be), (ii) subtracting or adding, as the case may be, the Closing Funded Indebtedness Adjustment, (iii) subtracting or adding, if any, the Closing Cash Adjustment, (iv) subtracting or adding, as the case may be, the Closing Accrued Income Tax Liability Adjustment, and (v) subtracting or adding, as the case may be, the Closing Deferred Tax Liability Adjustment, in each case subject to and in accordance with the following provisions of this Section 2.3.

(b)Promptly after the Closing Date, and in any event not later than seventy-five (75) days following the Closing Date, Purchaser shall prepare and deliver to Primary Seller (i) an unaudited consolidated balance sheet of the Company and the Company’s Subsidiaries as of 11:59 P.M. Mexico City time on the day immediately prior to the Closing Date prepared in accordance with NIF and the Accounting Principles (the “Closing Balance Sheet”); and (ii) a statement in Pesos (the “Closing Statement”) setting forth Purchaser’s good faith calculations (the “Purchaser’s Proposed Calculations”) of (A) the amount of the Closing Cash; (B) the amount, if any, by which the Estimated Closing Cash differs from the Closing Cash (the “Closing Cash Adjustment”); (C) the amount of the Closing Working Capital; (D) the amount, if any, by which the Estimated Working Capital differs from the Closing Working Capital (the “Working Capital Adjustment”); (E) the amount of the Funded Indebtedness of the Subject Companies as of 11:59 P.M. Mexico City time on the day immediately prior to the Closing Date (the “Closing Funded Indebtedness”); (F) the difference between the Closing Funded Indebtedness and the Estimated Closing Funded Indebtedness (the “Closing Funded Indebtedness Adjustment”); (G) the amount of the Closing Accrued Income Tax Liability; (H) the amount, if any, by which the Estimated Closing Accrued Income Tax Liability differs from the Closing Accrued Income Tax Liability (the “Closing Accrued Income Tax Liability Adjustment”); (I) the amount of the Closing Deferred Tax Liability; (J) the amount, if any, by which the Estimated Closing Deferred Tax Liability differs from the Closing Deferred Tax Liability (the “Closing Deferred Tax Liability Adjustment”); and (K) a calculation of the Final Purchase Price based on such amounts. Purchaser’s Proposed Calculations shall be made in accordance with NIF and the Accounting Principles. Purchaser shall cause the Subject Companies and their personnel to provide Primary Seller with prompt and reasonable access to the Subject Companies’ auditors and accounting and other personnel and to the books and records of the Subject Companies and any other document or information reasonably requested by Primary Seller (including the workpapers of the Subject Companies’ auditors, to the extent permitted by the Subject Companies’ auditors and subject to any confidentiality, access or similar requirements or restrictions of the Subject Companies’

auditors in connection with such access) in order to allow Primary Seller to review the Purchaser’s Proposed Calculations.
(c)In the event that Primary Seller does not object to the Closing Balance Sheet or the Purchaser’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to Purchaser within forty-five (45) days after Primary Seller’s receipt of the Closing Balance Sheet and the Purchaser’s Proposed Calculations, the calculation of the Final Purchase Price pursuant to the Purchaser’s Proposed Calculations shall be deemed final and binding. A Notice of Objection under this Section 2.3(c) shall set forth in reasonable detail Primary Seller’s alternative calculations, if any, of (i) the amount of the Closing Cash and the Closing Cash Adjustment calculated by reference thereto; (ii) the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto; (iii) the Closing Funded Indebtedness and the Closing Funded Indebtedness Adjustment calculated by reference thereto; (iv) the Closing Accrued Income Tax Liability and the Closing Accrued Income Tax Liability Adjustment calculated by reference thereto; (v) the Closing Deferred Tax Liability and the Closing Deferred Tax Liability Adjustment calculated by reference thereto; and (vi) a calculation of the Final Purchase Price based on such amounts.

(d)If Primary Seller delivers a Notice of Objection to Purchaser within the forty-five (45) day period referred to in Section 2.3(c), then any element of the Purchaser’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding, and any disputed elements (all amounts in dispute, together with any corresponding amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.3(d):

(i)the Primary Parties shall promptly endeavor in good faith to resolve the Disputed Amounts. If a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days after the date of receipt by Purchaser from Primary Seller of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to any partner of any of the “Big Four” global accounting firms other than KPMG Cárdenas Dosal, S.C., different than the partner(s) that at such point would be in charge of the external audit of the financial information of the Company or any of the Parties (the “Expert”), which the Primary Parties shall mutually select and jointly and irrevocably appoint;

(ii)the Primary Parties shall use their Commercially Reasonable Efforts to cause the Expert to render a decision in accordance with this Section 2.3(d) within thirty (30) days of the submission of the Disputed Amounts to the Expert. For the purposes hereof, upon submission of the Disputed Amounts to the Expert, the Primary Parties shall provide to the Expert all documents that each of them deems necessary, including a statement of reasons explaining their corresponding position. Such documents shall be delivered no later than fifteen (15) days following the submission of the Disputed Amounts to the Expert. Within ten (10) days following the receipt of such documents, the Expert may request the Primary Parties to provide further information, in the understanding that such additional information shall only be requested for clarifying purposes. During such term, the Expert may set up meetings with the Primary Parties as the Expert may deem reasonably necessary;

(iii)the determination made by the Expert shall be final and binding upon each Party hereto in terms of Article 2252 of the Federal Civil Code (Código Civil Federal); accordingly, the Final Purchase Price shall be recalculated based upon the final determination of the Expert with respect to the Disputed Amounts and the Final Purchase Price, as so recalculated, shall be deemed to be final and binding;

(iv)if the Primary Parties submit any Disputed Amounts to the Expert for resolution, Sellers and Purchaser shall each pay their own costs and expenses incurred under this Section 2.3(d).

Sellers shall be responsible for that fraction of the fees and costs of the Expert where (A) the numerator is the absolute value of the difference between Primary Seller’s aggregate position with respect to the Final Purchase Price and the Final Purchase Price as recalculated based upon Expert’s final determination with respect to the Disputed Amounts; and (B) the denominator is the absolute value of the difference between Primary Seller’s aggregate position with respect to the Final Purchase Price and Purchaser’s aggregate position with respect to the Final Purchase Price, and Purchaser shall be responsible for the remainder of such fees and costs; and

(v)the Primary Parties shall use their Commercially Reasonable Efforts to cause the Expert’s determination of the Disputed Amounts to be no less than the lesser of the amount claimed by either Primary Seller or Purchaser, and no greater than the greater of the amount claimed by either Primary Seller or Purchaser; provided that if, notwithstanding the Commercially Reasonable Efforts of Primary Seller or Purchaser, (i) the Expert’s determination of any Disputed Amount is less than the lesser of the amounts claimed by either Primary Seller or Purchaser, then such disputed amount shall be deemed to be the lesser of the amounts claimed by either Primary Seller or Purchaser or (ii) the Expert’s determination of any Disputed Amount is more than the greater of the amounts claimed by either Primary Seller or Purchaser, then such disputed amount shall be deemed to be the greater of the amounts claimed by either Primary Seller or Purchaser.

(e)Upon the determination, in accordance with Sections 2.3(c) or Section 2.3(d) hereof, of the Final Purchase Price, Primary Seller (on behalf of Sellers) shall make, or Purchaser shall make or cause to be made, as the case may be, the payment required by this Section 2.3(e). The amount payable by Sellers or Purchaser pursuant to this Section 2.3(e) is referred to herein as the “Purchase Price Adjustment” and shall be treated as an adjustment to the Purchase Price for any Income Tax purposes. Accordingly:

(i)if the Final Purchase Price is greater than the Closing Purchase Price, then within three (3) Business Days after the determination of the Final Purchase Price: (a) the Primary Parties shall cause the escrow agent to immediately release to Primary Seller on behalf of Sellers the Purchase Price Escrow Fund in full; and (b) Purchaser shall pay or cause to be paid to Primary Seller on behalf of Sellers, an amount equal to the difference between the Closing Purchase Price and the Final Purchase Price. Any amount to be paid by Purchaser pursuant to this Section 2.3(e)(i) shall be paid by wire transfer of immediately available funds to one or more accounts designated by Primary Seller on behalf of Sellers in writing to Purchaser promptly after the final determination of the Final Purchase Price; and

(ii)if the Final Purchase Price is less than the Closing Purchase Price, then within three (3) Business Days after the determination of the Final Purchase Price: (a) the Primary Parties shall cause the escrow agent to immediately release from the Purchase Price Escrow Fund: (1) to Purchaser or its designees, an amount equal to the difference between the Closing Purchase Price and the Final Purchase Price; and (2) to Primary Seller on behalf of Sellers, the balance, if any, of the Purchase Price Escrow Fund; and (b) in the event that the amount of funds in the Purchase Price Escrow Fund is less than the Purchase Price Adjustment, then Primary Seller on behalf Sellers shall pay or cause to be paid to Purchaser or its designees such difference. Any amount to be paid by Primary Seller on behalf of Sellers pursuant to this Section 2.3(e)(ii) shall be paid by wire transfer of immediately available funds to one or more accounts designated by Purchaser in writing to Primary Seller promptly after the final determination of the Final Purchase Price.

(f)For purposes of the calculations set forth in Section 2.2(b) and Section 2.3, it is acknowledged and agreed that the Estimated Closing Funded Indebtedness, Closing Funded Indebtedness,

Estimated Closing Cash, Closing Cash, Estimated Closing Accrued Income Tax Liability, Closing Accrued Income Tax Liability, Estimated Closing Deferred Tax Liability, Closing Deferred Tax Liability, Estimated Working Capital and Working Capital each shall be calculated in Pesos, and that to the extent any of the Subject Companies’ accounts included in such amounts are not kept in Pesos, the amounts of such accounts shall be converted into Pesos for the purposes of such calculations in accordance with the Accounting Principles and the principles and methodologies used in the preparation of the Audited Financial Statements, the Target Working Capital, the Signing Funded Indebtedness and the Closing Deferred Tax Liabilities, as applicable. It is further acknowledged and agreed that the calculations set forth in Section 2.2 and Section 2.3 shall be made, and any Purchase Price Adjustment shall be determined, in Pesos, and then converted into Dollars using the Exchange Rate applicable on the Estimate Delivery Date.

Section 2.4    Closing; Closing Deliverables.

(a)    Subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the sale referred to in Section 2.1 hereof (the “Closing”) shall take place in Mexico City, Federal District, Mexico, at 10:00 A.M. at the offices of White & Case, S.C., on the date that is three (3) Business Days after the date upon which the last of the conditions set forth in Article VI is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date or place as the Primary Parties shall agree in writing. Such date is herein referred to as the “Closing Date”. The Closing shall be effective as of 12:01 A.M. Mexico City time on the Closing Date.
(b)At the Closing, Primary Seller shall deliver or cause to be delivered to Purchaser:

(i)certificates representing the Shares, duly endorsed in property (endoso en propiedad) by each of the respective Sellers;

(ii)a certified copy of the share ledger of the Company reflecting: (A) the shareholding structure of the Company on the Closing Date immediately before the transfer of the Shares; (B) the transfer of the Shares; and (C) the shareholding structure of the Company on the Closing Date immediately after the transfer of the Shares to Purchaser;

(iii)a certificate signed by Sellers, dated as of the Closing Date, confirming the matters set forth in Section 6.2(i) and Section 6.2(ii);

(iv)counterparts to the Escrow Agreement, duly executed by Sellers and the escrow agent;

(v)resignations of the members of the board of directors and statutory auditor (comisario) of the Company, Conaxe and all Company Subsidiaries;

(vi)copies of all consents and waivers referred to in Section 3.2 hereof;

(vii)executed and fully effective and valid releases in a form attached hereto as Exhibit C from the Affiliates of Sellers set forth in Section 2.4(b) of the Sellers Disclosure Letter; and

(viii)a pay-off letter setting forth a true and correct balance of the Avisep Loan Amount.

(c)At the Closing, Purchaser shall deliver to Primary Seller:

(i)evidence of payment by wire transfer of immediately available funds of the Closing Payment;

(ii)upon receipt of the original duly endorsed certificates representing the Shares, a certification evidencing such receipt;

(iii)a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, confirming the matters set forth in Section 6.3(i) and Section 6.3(ii) hereof;

(iv)a counterpart to the Escrow Agreement, duly executed by Purchaser; and a counterpart to the minutes of the shareholders’ meeting of each of the Subject Companies, (A) granting in favor of each director or sole administrator and statutory auditors or equivalents, the broadest release permitted by Law in respect of their legal performance of their duties and obligations as directors and statutory auditors, as applicable; (B) revoking and granting powers of attorney as determined Purchaser; and (C) appointing new members of the board of directors and a new statutory auditor (comisario) by Purchaser.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

Except as set forth in the disclosure letter (the “Sellers Disclosure Letter”) incorporated in this Agreement (it being agreed that any matter disclosed pursuant to any Section of the Sellers Disclosure Letter corresponding to the representations and warranties in this Article III shall be deemed disclosed for purposes of any other Section of the Sellers Disclosure Letter corresponding to the representations and warranties in this Article III, to the extent the applicability of the disclosure to such other Section is reasonably apparent on the face of such disclosure), (i) with respect to representations and warranties directly corresponding to the Sellers themselves, each such Seller severally and not jointly with the other Seller, but jointly and severally with the Company, represents and warrants to Purchaser as of the date of this Agreement and as of the Closing as follows, and (ii) with respect to all other representations and warranties herein, including representations and warranties corresponding to the Company, each of the Sellers and the Company, jointly and severally with each other, represent and warrant to Purchaser as of the date of this Agreement and as of the Closing as follows:
Section 3.1    Organization.

Each Seller is a company duly organized and validly existing under the laws of Mexico and has the requisite corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its businesses as now being conducted. Each Seller is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary except for such failures to be qualified or licensed that are not material to such Seller not qualified or licensed. No Seller is in violation of any of the provisions of its organizational documents.
Section 3.2    Authorization; Non-contravention.

(a)    Each Seller and the Company has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement, the Escrow Agreement and all other instruments and agreements to be delivered by each such Seller and/or the Company, as applicable, as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller and the Company of this Agreement, the Escrow Agreement and all other instruments and agreements to be delivered by each such Seller and/or the Company, as applicable, as contemplated hereby and thereby, the consummation by each Seller and the Company of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been and, in the case of documents required to be delivered at Closing, will be, duly authorized and approved. This Agreement and the Escrow Agreement have been, and all other instruments and agreements to be executed and delivered by each Seller and the Company as contemplated hereby and thereby will be, duly executed and delivered by such Seller and/or the Company, as applicable. Assuming that this Agreement and the Escrow Agreement constitute legal, valid and binding obligations of each other party hereto, this Agreement and the Escrow Agreement constitute legal, valid and binding obligations of each Seller and the Company enforceable against each Seller and the Company in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally. Assuming that all other instruments and agreements to be delivered by such Seller and the Company as contemplated hereby and thereby constitute legal, valid and binding obligations of each other party hereto, such instruments and agreements will constitute legal, valid and binding obligations of each Seller and the Company enforceable against each Seller and the Company in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.

(b)The execution of this Agreement and all other instruments and agreements to be delivered by Sellers and the Company as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, except, in the case of clauses (iii)-(iv) below, to the extent that would not be material to the Subject Companies (i) conflict with any of the provisions of the articles of incorporation, bylaws, trust agreement or other equivalent charter documents of a Seller or any of the Subject Companies; (ii) create any Lien (other than Permitted Liens) upon any of the properties or assets of a Seller or the Subject Companies; (iii) conflict with or result in a breach of, or constitute a default under, or, other than as provided in Section 3.2(b) of the Sellers Disclosure Letter, result in the acceleration of any obligation or loss of any benefits under, any Company Contract, Company Permit or other instrument to which a Seller or any of the Subject Companies is a party or by which any of its property or asset are bound; or (iv) subject to (A) the applicable Antitrust Laws and (B) receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.2(b) of the Sellers Disclosure Letter, contravene any Law or any Order applicable to any Seller, any Subject Company or by which any properties or assets of a Seller or any Subject Company are bound.

Section 3.3    Ownership of Shares. Each Seller has good and valid title to the Shares set forth opposite such Seller’s name in Section 3.3 of the Sellers Disclosure Letter free and clear of all Liens, and is the record and beneficial owner thereof. Such Shares were acquired by such Seller in compliance with applicable Law. Other than this Agreement, there is no outstanding Contract or agreement with any Person for such Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of any of the Subject Companies. At the Closing, each Seller will convey good and valid title to the Shares, free and clear of all Liens, Orders, Contracts or other limitations whatsoever.

Section 3.4    The Subject Companies.

(a)    The Subject Companies are corporations (sociedades anonimas) duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which they were incorporated and have the requisite corporate power and authority and all necessary Permits to own, lease and operate their properties and to carry on their businesses as now being conducted. Each Subject Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that are not material to such Subject Company not qualified, licensed or in good standing. Sellers have made available to Purchaser true, correct and complete copies of each Subject Company’s articles of incorporation, bylaws, capital stock ledger and capital variations ledger. None of the Subject Companies is subject to any corporate voting trust agreement, stockholders agreement, voting agreement or similar agreement.

(b)Except as provided in Section 3.4(b) of the Sellers Disclosure Letter, there are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by any of the Subject Companies other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

(c)Except for the outstanding dividends and capital reimbursements as provided in Section 3.4(c) of the Sellers Disclosure Letter, there are no dividends payable by any of the Subject Companies or contributions for future capital increases in favor of any of the Subject Companies.

(d)Exhibit E sets forth a true and complete list of all jurisdictions and marketing areas in which the Subject Companies are doing business.

Section 3.5    Capitalization of the Company and Conaxe. The authorized capital stock of each of the Company and Conaxe is set forth in Section 3.5(a) of the Sellers Disclosure Letter hereto and conforms to the information entered into the Company’s and Conaxe’s respective stock register and capital variations register. The Shares constitute all the issued and outstanding equity interests of the Company and Conaxe and are represented by stock certificates validly issued by the Company and Conaxe, as the case may be. The Shares have been duly authorized and validly issued and subscribed and are fully paid and are non-assessable, and are not subject to, and were not issued in violation of, any preemptive rights or other similar rights. Except for the Shares, no shares of capital stock or other equity interests of the Company or Conaxe are issued, reserved for issuance or outstanding. None of the Company, Conaxe nor any Seller is a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock or other equity or voting interests in the Company or Conaxe, pursuant to which a Seller or the Company or Conaxe is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, the Company or Conaxe or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in the Company or Conaxe. There are no outstanding or authorized (i) stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, the Company or Conaxe, (ii) dividends payable by the Company or Conaxe or (iii) bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company or Conaxe on any matter, other than those set forth in Section 3.5(b) of the Sellers Disclosure Letter. There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company or Conaxe. Conaxe does not own or hold any properties, assets or cash other than its minority ownership interest in each of the Company’s Subsidiaries and is not subject to or responsible for any Liabilities, obligations or Funded Indebtedness.

Section 3.6    Capitalization of the Company’s Subsidiaries.

(a)    Section 1.1(e) of the Sellers Disclosure Letter sets forth a true and complete list of all direct and indirect Subsidiaries of the Company. Except for the Company’s Subsidiaries described on Section 1.1(e) of the Sellers Disclosure Letter, no Subject Company owns or holds any interest in any capital stock of, equity or ownership interest in or option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitment, contingent or otherwise, relating to the capital stock or other equity or voting interests in any Person. The authorized capital stock and owners of each of the Company’s Subsidiaries is set forth in Section 3.6(a) of the Sellers Disclosure Letter hereto and conforms to the information entered into each such Subsidiary’s stock register and capital variations register. The shares set forth in Section 3.6(a) of the Sellers Disclosure Letter constitute all the issued and outstanding equity interests of each of the Company’s Subsidiaries and are represented by stock certificates validly issued by each such Subsidiary. Such shares have been duly authorized and validly issued and subscribed and are fully paid and non-assessable, and are not subject to, and were not issued in violation of, any preemptive rights or other similar rights. The Company or one or more of the Company’s Subsidiaries is the record and beneficial holder of all or the majority of the issued and outstanding equity interests of the Company’s Subsidiaries as set forth on Section 3.6(a) of the Sellers Disclosure Letter, free and clear of all Liens. No other shares of capital stock or other equity interests of each of the Company’s Subsidiaries are issued, reserved for issuance or outstanding. None of the Company, any Seller nor any of the Company’s Subsidiaries are a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock or other equity or voting interests in the Company’s Subsidiaries or any other Person, pursuant to which any of the Company, any Seller or any of the Company’s Subsidiaries is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, any of the Company’s Subsidiaries or any other Person or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in any of the Company’s Subsidiaries or any other Person.

(b)There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries. None of the Company’s Subsidiaries have any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of any of the Company’s Subsidiaries on any matter. There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries. Section 3.6(b) of the Sellers Disclosure Letter sets forth all shares or other equity interests that are owned by the Company or the Subject Companies that are not Subsidiaries and all such shares or other equity interests are owned by them free and clear of any and all Liens.

Section 3.7    Consents and Approvals. Assuming all required Antitrust Filings are made and clearances and/or approvals thereunder received, and the Foreign Investment Approval is obtained, and that any and all filings, authorizations and other consents applicable to Purchaser are made and obtained, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by each Seller or the consummation by such Seller of the transactions contemplated by this Agreement, except for those set out in Section 3.7 of the Sellers Disclosure Letter.
Section 3.8    Financial Statements; Undisclosed Liabilities.

(a)    The Company has furnished Purchaser with (i) the audited consolidated balance sheet of the Company and the Company’s Subsidiaries as of December 31, 2013 (the “Balance Sheet Date”),

December 31, 2012 and December 31, 2011, the related audited consolidated statements of income, stockholders’ equity and cash flows, retained earnings and changes in financial position for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 (collectively, the “Audited Financial Statements”); and (ii) the interim unaudited consolidated balance sheet of the Company and the Company’s Subsidiaries as of March 31, 2014 (the “Interim Balance Sheet”), and the related interim unaudited consolidated statements of income, stockholders’ equity and cash flows, retained earnings and changes in financial position for the three (3) months then ended. The Audited Financial Statements and the Interim Balance Sheet, including the footnotes thereto (collectively, the “Financial Statements”), except as described therein, and in the case of the Interim Balance Sheet, except for the absence of notes thereto and subject to normal year-end audit adjustments, have been prepared in accordance with NIF.

(b)The Audited Financial Statements fairly present, in all material respects and unless otherwise specified therein, the consolidated financial position of the Company and the Company’s Subsidiaries, taken as a whole, as of the Balance Sheet Date, December 31, 2012 and December 31, 2011, respectively, and the related consolidated statements of income, stockholders’ equity and cash flows fairly present, in all material respects, the consolidated results of operations, stockholders’ equity and cash flows of the Company and the Company’s Subsidiaries, taken as a whole, for the fiscal years then ended unless otherwise specified therein. The Interim Balance Sheet of the Company and the Company’s Subsidiaries and the related interim unaudited consolidated statement of income fairly present, in all material respects, the consolidated financial position of the Company and the Company’s Subsidiaries, taken as a whole, as of the date thereof and the related consolidated statement of income fairly presents, in all material respects, the results of the operations of the Company and the Company’s Subsidiaries, taken as a whole, for the period indicated.
(c)Except as set forth in Section 3.8(c) of the Sellers Disclosure Letter, the Subject Companies have no Liabilities that are not already reflected in the Financial Statements in compliance with NIF, except for Liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet.
(d)Since the Balance Sheet Date, no event has occurred which has resulted in, or is likely to result in, a Material Adverse Effect and, except as set forth in Section 3.8(d) of the Sellers Disclosure Letter, no Subject Company has (i) taken or omitted any action that that would have been prohibited or required by Section 5.3(b)(i), (xi)(A), (xvi), (xix), (xxi) or (xxvii), if Section 5.3 had been applicable to such Subject Company during such period, or (ii) declared, set aside, made or paid any cash or non-cash dividend or other cash or non-cash distribution or other transfer in respect of shares of capital stock of the Company or any of the Subject Companies, other than cash dividends (A) permitted under applicable Law and the terms and conditions of the Subject Companies’ Funded Indebtedness, and (B) that were actually paid prior to the date of this Agreement.

(e)Except as set forth on Section 3.8(e) of the Sellers Disclosure Letter, none of the Subject Companies has any Funded Indebtedness outstanding as of the date of this Agreement other than the Signing Funded Indebtedness. Except as set forth in Section 3.8(e) of the Sellers Disclosure Letter, (i) none of the Subject Companies is responsible or liable for Funded Indebtedness of any other Person, as obligor, guarantor, surety or otherwise, and (ii) with respect to each Subject Company, no Liability or obligation of any other Person is secured by any Lien on any property or asset of such Subject Company.

(f)Except as set forth on Section 3.8(f) of the Sellers Disclosure Letter, no Subject Company has made or granted any loan or advance to any Person. Section 3.8(f) of the Sellers Disclosure Letter sets forth a true and correct balance of principal amount the Avisep Loan Amount.

(g)The Target Working Capital as set forth in Section 1.1(b) of the Sellers Disclosure Letter represents a twelve (12) month trailing average of the balance sheet line items included in Consolidated Current Assets and Consolidated Current Liabilities, calculated in accordance with the Accounting Principles.

Section 3.9    Compliance with Laws; Permits.

(a)    The Subject Companies have conducted their respective businesses in compliance in all material respects with all applicable Laws, and have not received written notice of any material violation or non-compliance thereof. The representations and warranties set forth in this Section 3.9(a) shall not apply to compliance with applicable Laws in respect of (i) Tax matters (which are governed by Section 3.11), (ii) labor and employment matters (which are governed by Section 3.15), or (iii) environmental matters (which are governed by Section 3.20).

(b)Except as set forth in Section 3.9(b) of the Sellers Disclosure Letter, (i) each of the Subject Companies owns or possesses, and is in compliance with, all material Permits which are necessary to lawfully enable it to carry on its business and to own, lease, use or operate its assets and properties (each, a “Company Permit”), free and clear of any Liens (other than Permitted Liens); (ii) all of such Company Permits are valid, binding and in full force and effect; (iii) the Subject Companies have not received any written notice or claim from any Governmental Entity or other Person that asserts, or raises the possibility of assertion of, any noncompliance with any Company Permit and, no condition or state of facts exists that would provide a basis for any such assertion; and (iv) no loss, revocation, withdrawal, suspension, cancellation, termination of, or modification or expiration of any such Company Permits is pending or reasonably foreseeable (other than expiration upon the end of any term).

(c)No Subject Company nor any of the Subject Companies’ directors or employees or any other Person acting on behalf of any such Person has, with respect to the business of the Subject Companies, directly or indirectly, taken any action that would cause any of such Subject Companies to be in material violation of the applicable anti-bribery Laws of the places where such Subject Companies operate or any other Law applicable to the conduct of business with commercial or Governmental Entities or agents or representatives thereof.

(d)Except as described in Section 3.9(d) of the Sellers Disclosure Letter, the Subject Companies do not have any active agreements, contracts, purchase orders, shipments, warranties, or other obligations or Liabilities, either financial or non-financial, involving Sanctioned Countries or any Persons set forth on a restricted party list maintained by any Governmental Entity.

(e)Except as set forth in Section 3.9(e) of the Sellers Disclosure Letter, no Subject Company is subject to any Order that has or reasonably could be expected to have a material impact on any of the Subject Companies.

Section 3.10    Litigation. Except as set forth in Section 3.10(a) of the Sellers Disclosure Letter, the Subject Companies are not party to, and have not received written notice of, any action, claim, demand, proceeding, audit or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, by or before any court, tribunal, arbitrator or other Governmental Entity or any other Person (a “Proceeding”), and no such Proceeding is pending or, to the Knowledge of Sellers, threatened (i) against, relating to or involving any of the Subject Companies or any properties or assets (including Permits) owned, leased or used by the Subject Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby, and to the Knowledge of Sellers, no event has occurred or condition or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding referenced in this Section. No Proceedings, whether voluntary or involuntary, are pending or to the Knowledge of Sellers threatened against any of the Subject Companies or any Seller, nor are any of the Subject Companies or any Seller contemplating any such Proceedings, under the bankruptcy Laws of Mexico or of any other jurisdiction.

Section 3.11    Tax Matters. Except as disclosed in Section 3.11(a) of the Sellers Disclosure Letter:

(a)    (i) The Subject Companies have timely filed all Tax Returns that they are required to file, and have paid all Taxes thereon as owing; (ii) the Subject Companies have properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under Law; (iii) all statutory Tax reports have been timely filed before the Tax authorities by the external auditors of the Subject Companies, and the Subject Companies have maintained all documents and records relating to such Tax Returns as required by Law; and (iv) all Tax Returns for all open periods filed by the Subject Companies correctly reflect in all material respects the matters required to be reported therein, including, where appropriate, income, expenses, deductions, credits, loss carryovers and Taxes due.

(b)Section 3.11(b) of the Sellers Disclosure Letter lists all Income Tax Returns filed with respect to the Subject Companies for taxable years of 2009, 2010, 2011, 2012 and 2013. Section 3.11(b) of the Sellers Disclosure Letter also indicates all Tax Returns of the Subject Companies that have been audited, and indicates those Tax Returns of the Subject Companies that currently are the subject of audit. Sellers have delivered to Purchaser correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Subject Companies since January 1, 2009.

(c)None of the Subject Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)None of the Subject Companies is a party to any Income Tax allocation or sharing agreement.
(e)There are no Tax audits pending or, to the Knowledge of Sellers, threatened with respect to any Tax Returns or Taxes due from (whether as a result of an assertion of a deficiency or otherwise) any of the Subject Companies.

(f)The Financial Statements provide for reserves and allowances, in each case adequate to satisfy all Taxes payable (including Taxes accrued or accruable but not yet required to be paid) relating to the Subject Companies for all taxable periods or portions thereof through the Closing.

(g)None of the Subject Companies has received a Tax ruling or entered into a closing agreement or other agreement relating to Taxes with any Governmental Entity which would apply after the Closing Date.
(h)To the Knowledge of Sellers, all Related Party Transactions entered into during any period for which the statute of limitations for any Tax has not expired or for which a taxable year remains open have been carried out in accordance with applicable Tax Laws, and all of the Subject Companies have complied with all applicable transfer pricing disclosure, documentation, reporting or other requirements.

(i)Sellers have delivered to the Company the documents described in Article 26, Section XI of the Mexican Federal Fiscal Code (Código Fiscal de la Federación) in order to be registered as shareholders of the Company, and the Company does not have joint and several liability with respect to due taxes, if any, arising from the acquisition of the Company’s shares by the Sellers.

(j)None of the Subject Companies has any Liability in respect of Taxes arising out of any action taken by Sellers or their shareholders, including relating to capital gains and losses relating to Sellers’ acquisition or ownership of interests in the Company or the Sellers’ shareholders’ acquisition or ownership of interests in Sellers.

Section 3.12    Personal Property. Except as disclosed in Section 3.12(a) of the Sellers Disclosure Letter, each of the Subject Companies has good title to, or a valid interest in, or right to use, as applicable, all personal property used in its business (including machinery and equipment), in each case, free and clear of any Liens other than Permitted Liens (the “Company Personal Property”). The Company Personal Property is in good operating condition, ordinary wear and tear excepted. The Company Personal Property and the Real Properties, together with the Company Intellectual Property, constitute, and the Subject Companies own or have valid access to and rights to use, all of the assets that are required to operate the Subject Companies from and after the Closing Date in the Ordinary Course of Business.

Section 3.13    Intellectual Property.

(a)    Section 3.13(a) of the Sellers Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Intellectual Property owned by the Subject Companies, and a description of any royalties paid or received by the Subject Companies with respect thereto. The Subject Companies own or have the right to use, free and clear of all Liens, except for Permitted Liens, all Intellectual Property necessary to conduct their respective businesses substantially as presently conducted, except where the failure to so own or have such right, or the presence of such Liens, would be immaterial to the Subject Companies, taken as a whole.

(b)Other than as disclosed in Section 3.13(b) of the Sellers Disclosure Letter, and except with respect to immaterial, historical Trademarks infrequently used by the Subject Companies, all renewal and maintenance filings and fees with respect to registered Company Intellectual Property that are due prior to the Closing Date have been made or paid and all registrations are valid, enforceable and unencumbered by any Lien or other third-party interest.

(c)Except as disclosed in Section 3.13(c) of the Sellers Disclosure Letter, the Subject Companies have not received written notice of any claim challenging the use or ownership by the Subject Companies of any Intellectual Property.

(d)To the Knowledge of Sellers, (y) the Subject Companies’ use of Trademarks, Patents and other Intellectual Property does not infringe, misappropriate or otherwise violate any Trademark, Patent or other Intellectual Property, as the case may be, of any third party, and (z) no third party is infringing, misappropriating or otherwise violating any Company Intellectual Property. During the past two (2) years, no third party has made any written claim or demand or instituted any Proceeding against any Subject Company, or to the Knowledge of Sellers, threatened the same, and neither Seller nor any of Subject Company has received any written notice, that (i) challenges the rights of the Subject Companies in respect of any of the Patents, Trademarks or other Intellectual Property utilized by the Subject Companies or (ii) asserts that the operation of the business of any Subject Company is or was infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party. None of the Patents, Trademarks or other Intellectual Property utilized by the Subject Companies is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Entity.

Section 3.14    Insurance.

(a)    Section 3.14(a) of the Sellers Disclosure Letter sets forth a list, as of the date hereof, of all material insurance and bonds policies maintained by the Subject Companies or with respect to which a Subject Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Except as disclosed in Section 3.14(a) of the Sellers Disclosure Letter, the Insurance Policies are valid and in full force and effect. There is no material Proceeding by any Subject Company under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.
(b)Section 3.14(b) of the Sellers Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all pending claims and the claims history of the Subject Companies for the past three (3) years (including with respect to insurance obtained but not currently maintained).

Section 3.15    Employee Benefits and Labor Relations.

(a)    Each employee benefit plan of any type maintained, sponsored or contributed to by any Subject Company, or to which any Subject Company contributes (or has an obligation to contribute, but excluding any such plan sponsored in whole or in part by any Governmental Entity or union or employee organization or any other Person different to the Subject Companies), on behalf of their current or former Employees (collectively, the “Employee Benefit Plans”) as of the date hereof is listed on Section 3.15(a)(i) of the Sellers Disclosure Letter. None of the Subject Companies has any bonus plans, profit sharing or incentive plans, retirement or supplemental retirement plans, health, medical or life insurance plans or sick leave, vacation pay or salary continuation plans, other than the plans and programs listed on Section 3.15(a)(i) of the Sellers Disclosure Letter. Section 3.15(a)(i) of the Sellers Disclosure Letter also describes any plans sponsored in whole or in part by any Governmental Entity or union or employee organization or any other Person different to the Subject Companies, other than SAR and IMSS, in which any current or former Employee of the Subject Companies participates in respect of such Subject Company. Except as set forth in Section 3.15(a)(ii) of the Sellers Disclosure Letter: (i) each Employee Benefit Plan is in compliance in all material respects with applicable Law and has been administered and operated in all material respects in accordance with its terms; (ii) each Employee Benefit Plan which is intended to qualify for special tax treatment meets the requirements for such treatment and no event has occurred and no condition exists that would reasonably be expected to result in the loss or revocation of such status; (iii) no Subject Company, nor, to the Knowledge of Sellers, any other Person has breached any fiduciary duty under applicable Law with respect to any Employee Benefit Plan; (iv) no claim, action or litigation has been made, commenced or, to the Knowledge of Sellers, threatened in writing with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims); (v) each Employee Benefit Plan that provides for pension benefits is funded in compliance with all applicable Laws; and (vi) each Employee Benefit Plan required to be registered with applicable Governmental Entities has been so registered and has been maintained in good standing with the applicable Governmental Entities. The consummation of the transactions contemplated by this Agreement will not result in (x) any obligation of any Subject Company or any member of a Subject Company to make any compensation or benefit, (y) an increase in the amount of compensation or benefits, or (z) the acceleration of the vesting or timing of payment of any compensation or benefit, in each case, payable to or in respect of any current or former Employee.

(b)Section 3.15(b)(i) of the Sellers Disclosure Letter sets forth all of the collective bargaining agreements with labor unions to which any of the Subject Companies is a party or bound as of the date hereof. The consent or the consultation of or the formal rendering of advice by the employee representative bodies referenced in Section 3.15(b)(i) of the Sellers Disclosure Letter is not required to execute this Agreement or to consummate the transactions contemplated hereby. Except as set forth in Section 3.15(b)(ii) of the Sellers Disclosure Letter, there has not been, there is not presently pending or existing, and to the Knowledge of Sellers there is no threatened, (i) strike, slowdown, picketing, or work stoppage, or (ii)

any Proceeding against or affecting any member of the Subject Companies relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the Secretaría del Trabajo y Previsión Social, Junta Federal y/o Local de Conciliación y Arbitraje or any comparable Governmental Entity, organizational activity, or other labor or employment dispute against or affecting any member of the Subject Companies or their premises. Each of the Subject Companies has complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing, including all obligations of the IMSS and SAR. Except as set forth in Section 3.15(b)(iii) of the Sellers Disclosure Letter, no Subject Companies member is liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws. Except as set forth in Section 3.15(b)(iv) of the Sellers Disclosure Letter, no Subject Company utilizes outsourced labor or is party to any labor outsourcing Contract or arrangement.

(c)As of the date of this Agreement, there are no Contracts in place with respect to the Golden Parachute Obligations or the Senior Management Retention Bonus. Section 3.15(c) of the Sellers Disclosure Letter sets forth a description of the Golden Parachute Obligations and the Senior Management Retention Bonus, to be offered to the recipients thereof prior to the Closing Date and to be effective upon the Closing.

(d)Except as described on Section 3.15(d) of the Sellers Disclosure Letter, as of the date of this Agreement, there are no obligations of any Subject Company in respect of any golden parachute, stay bonus, sales bonus, severance, retention, change of control or other bonus or payment agreement or arrangement with any employee or director of any of the Subject Companies or any other Person, contingent upon the Closing or owing in connection with the transactions contemplated hereby, including any payments or other benefits payable following the Closing as a result of the consummation of the transactions contemplated by this Agreement, without regard to whether such payments or benefits are contingent upon additional requirements, including a minimum period of retention or termination of employment (collectively, “Transaction Bonus Obligations”).

(e)Except as described on Section 3.15(e) of the Sellers Disclosure Letter, none of the Subject Companies has any Liability or obligation for any unfunded severance, seniority premium, retirement or similar obligations with respect to current or former Employees.

Section 3.16    Transactions with Related Parties.

(a)    Other than individual labor agreements with employees in the Ordinary Course of Business and immaterial Contracts entered into with employees, Section 3.16(a) of the Sellers Disclosure Letter sets forth a list of all Related Party Transactions existing as of the date hereof.

(b)Except as set forth in Section 3.16(b) of the Sellers Disclosure Letter, (i) no shareholder or officer of any Subject Company or any of their respective Affiliates nor any family member within the first two degrees in ascending or descending line, and within the first four degrees collaterally, of any of the foregoing Persons has any direct or indirect ownership or other interest in any Person with which any of the Subject Companies competes or has a business relationship; (ii) to the Knowledge of Sellers, no director of any Subject Company has any direct or indirect ownership or other interest in any Person with which any of the Subject Companies competes or has a business relationship; (iii) no Seller or Affiliate of any Seller or any of their respective shareholders, nor any family member within the first two degrees in ascending or descending line, and within the first four degrees collaterally of any of the foregoing Persons owns or holds title to or possession, directly or indirectly, of any asset or Permit used or required for the operation of the Subject Companies’ business; and (iv) there are no outstanding obligations (whether under Contract or otherwise) between any Subject Company and such Seller or any of its Affiliates (other than the Subject Companies).

(c)Except as set forth on Section 3.16(c) of the Sellers Disclosure Letter, none of the Subject Companies are indebted to any of their shareholders, employees or directors (or to their family members within the first two degrees in ascending or descending line, and within the first four degrees collaterally) in any amount whatsoever, other than for salaries, benefits and other compensation incurred in the Ordinary Course of Business. Except as set forth on Section 3.16(c) of the Sellers Disclosure Letter, no shareholder, employee or director (nor their family members within the first two degrees in ascending or descending line, and within the first four degrees collaterally) is indebted to any of the Subject Companies in any amount whatsoever.

(d)Except as set forth on Section 3.16(d) of the Sellers Disclosure Letter, all Related Party Transactions, and all of the arrangements of the type described in Section 3.16(b) and Section 3.16(c) are on commercially reasonable terms consistent with competitive market rates.

Section 3.17    Company Contracts.

(a)    Section 3.17(a) of the Sellers Disclosure Letter lists those Contracts of the following types (“Company Contracts”) to which the Subject Companies are, as of the date hereof, a party or by which the Subject Companies or any of their assets are bound or otherwise subject, and that:

(i)create (A) any annual payment obligation of any of the Subject Companies of more than $150,000 (or the equivalent amount in another currency) annually or (B) aggregate payment obligations of the Subject Companies of more than $250,000 (or the equivalent amount in another currency);

(ii)provide for annual capital expenditures in excess of $250,000 individually, or in the aggregate, or for the disposition of any portion of the assets or business of the Subject Companies in excess of $300,000;

(iii)is a customer, distribution, marketing, manufacturing, supply or agency (including independent sales agent) Contract which is: (A) reasonably likely to involve consideration of more than $150,000, in the aggregate, over the term of such Contract; (B) has a remaining term of six (6) months or more; or (C) an agreement with a concessionaire;

(iv)is a partnership, joint venture or other similar Contract;

(v)is a Contract whereby any of the Subject Companies has granted to any Person any right to use any Company Intellectual Property and any Contract whereby any of the Subject Companies has been granted any right by any Person to license and/or use Intellectual Property (“IP Licenses”);

(vi)is a Contract to which a Governmental Entity is a party;

(vii)limits or restricts any Subject Company from competing, engaging in any business in any jurisdiction or from owning, operating, selling, transferring, pledging or otherwise disposing of or encumbering any of its assets or in any way participating in any business (in any capacity) (other than agreements principally with respect to another subject matter that contain, as part thereof, confidentiality or secrecy provisions), or includes any grant of exclusivity or similar rights with respect to any business, brand, product, territory or period of time;

(viii)evidences or governs Funded Indebtedness of any of the Subject Companies;

(ix)grants to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any of the Subject Companies’ assets (tangible or intangible);

(x)creates any mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar agreement with respect to any of the Company Personal Property or the Real Properties;

(xi)relates to any interest rate, foreign currency swap, derivative, hedging or similar transaction; or

(xii)sets out any outstanding guaranty or indemnification obligation, direct or indirect, by the Subject Companies.

(b)Notwithstanding anything to the contrary in this Section 3.17, “Company Contracts” shall not include immaterial Contracts that will be fully performed or satisfied as of or prior to Closing.

(c)(i) All Company Contracts are valid, binding and in full force and effect and constitute legal, valid and binding obligations of the Subject Companies and, to the Knowledge of Sellers, of the other parties thereto, and are enforceable by and against the Subject Companies in accordance with their respective terms (except as such enforceability may be affected by bankruptcy, concurso mercantil, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally); (ii) neither the Subject Companies nor, to the Knowledge of Sellers, any other Person is in material breach or violation or default under any Company Contract; and (iii) to the Knowledge of Sellers, no event has occurred which would result in a material breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Subject Companies or any Person or to a loss of any material benefit to which any of the Subject Companies is entitled under (in each case, with or without notice or lapse of time, or both) any Company Contract.

(d)All of the concessionaire agreements follow one (1) of the five (5) templates provided to Purchaser prior to the date of this Agreement.

Section 3.18    Real Properties; Real Property Leases.

(a)    Section 3.18(a) of the Sellers Disclosure Letter lists all real property owned by any of the Subject Companies (“Real Properties”), including (i) location and dimensions; and (ii) the description of the public deed pursuant to which such parcel of Real Property was acquired together with the registration data before the corresponding Public Registry of Property. The respective Subject Company has good and marketable title over the respective Real Properties, which title is free and clear of any Liens except for Permitted Liens and those Liens identified in Section 3.18(a) of the Sellers Disclosure Letter.

(b)Section 3.18(b) of the Sellers Disclosure Letter contains a list as of the date hereof of all (i) real property leased to or from the Subject Companies; and (ii) leases of material real property (collectively, the “Real Property Leases”) to which any of the Subject Companies is a party (as lessee, sublessee, sublessor or lessor). All Real Property Leases are valid, binding and in full force and effect and constitute legal, valid and binding obligations of the Subject Companies and, to the Knowledge of Sellers, of the other parties thereto, and are enforceable by and against the Subject Companies in accordance with their respective terms (except as such enforceability may be affected by bankruptcy, concurso mercantil, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally); neither the Subject Companies nor, to the Knowledge of Sellers, any other Person, is in material breach or violation or default under any such Real Property Lease.

(c)There are no limitations or contractual or legal restrictions that preclude or restrict the ability to use any parcel of Real Property or any buildings, structures or improvements located thereon for the uses for which they are currently being used.

(d)Except as set forth on Section 3.18(d) of the Sellers Disclosure Letter, the Subject Companies do not own, lease, operate or otherwise use, nor have the Subject Companies owned, leased, operated or otherwise used, any manufacturing plant or facility, blending station or distribution facility.

Section 3.19    Bank Accounts. Section 3.19 of the Sellers Disclosure Letter contains a complete and accurate list showing (i) the name and address of each bank or other financial institution in which each of the Subject Companies has an account or safe deposit box, the number and nature of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto; and (ii) the names of all Persons, if any, holding powers of attorney or other authority (express, implied or ostensible) from any of the Subject Companies to enter into any contract or commitment on each of their behalf and a summary statement of the terms thereof.

Section 3.20    Environmental Matters.

(a)    Except as set forth in Section 3.20(a) of Sellers Disclosure Letter:

(i)each Subject Company is currently, and in the past five (5) years has been, in compliance in all material respects with all Environmental Laws;

(ii)(A) each Subject Company possesses and is in compliance with all applicable permits, approvals, licenses, and certificates required under Environmental Law to operate its business (the “Environmental Approvals”) are in full force and effect; (B) all the Environmental Approvals that the Subject Companies hold were obtained in accordance with Law in effect when they were obtained; and (C) there is no claim or Proceeding in existence or in progress or, to the Knowledge of Sellers, threatened, which may result in the cancellation, revocation, temporary or permanent suspension or material modification of any such Environmental Approval;

(iii)none of the Subject Companies has received any written notice from any Governmental Entity or third party, and to the Knowledge of Sellers, there is no pending or threatened claim, litigation, administrative proceeding, or investigation with respect to any actual or alleged noncompliance by any Subject Company with, or Liability of any Subject Company under, Environmental Laws;

(iv)none of the Subject Companies is undertaking or has planned any investigation, remedial action or other works in respect of any Hazardous Substance present or allegedly present in soil, sub-soil, surface water, sub-surface water or groundwater at, in, on, under, or in any way materially affecting any Real Property or any other property owned or occupied by any of the Subject Companies or any other location, whether voluntarily or pursuant to a regulatory or other notice or mandate;

(v)there has been no Release of Hazardous Substances at, on, under or from any real property currently owned, leased or possessed by a Subject Company, and no Subject Company has caused any Release of Hazardous Substances at, on, under or from any real property, such as would reasonably be expected to result in Losses to a Subject Company under Environmental Laws; and

(vi)the Real Property is not and, to the Knowledge of Sellers, has not at any time been deemed by any Governmental Entity or under any Environmental Laws, as a Hazardous Substances disposal site, Hazardous Substances handling facility, contaminated site, environmental emergency or environmental contingency.

(b)Each of the Subject Companies has made available to Purchaser true and complete copies and results of any material reports, certificates, studies, analyses, tests, or monitoring initiated by or in the possession of any of the Subject Companies pertaining to its compliance with Environmental Laws or Hazardous Substances at, in, on, or under any property owned or occupied by any of the Subject Companies.

Section 3.21    Brokers. Except for HSBC Securities (USA) Inc., no broker, finder, consultant, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Sellers or the Subject Companies in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Subject Companies or for which any Subject Company has any Liabilities.

Section 3.22    Inventory. All inventory of the Subject Companies, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, all of which has been written off or written down to net realizable value in the Financial Statements, or on the accounting records of the Subject Companies as of the Closing, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Subject Companies.

Section 3.23    Proceedings. Sellers have not received written notice of any Proceedings that are pending that challenge, or that may have the effect of preventing, delaying, making illegal any of the transactions contemplated by this Agreement and, to the Knowledge of Sellers, no such Proceedings are threatened.

Section 3.24    Product Liability.

(a)    Except as set forth in Section 3.24(a) of Sellers Disclosure Letter, (i) during the past five (5) years, no product liability, product warranty, recall or similar claims have been made against any Subject Company; (ii) no Subject Company has received (in connection with any product manufactured, sold or distributed by, or in connection with any service provided in connection with, the business of the Subject Companies) notice of any (A) claim or allegation of personal injury, death, or property or economic damages, (B) product recall, (C) claim for punitive or exemplary damages, (D) claim for contribution or indemnification, or (E) claim for injunctive relief.

(b)Except as set forth in Section 3.24(b) of Sellers Disclosure Letter, to the Knowledge of Sellers, no Subject Company, nor any predecessor or Affiliate thereof, has manufactured, sold, distributed, marketed or installed any asbestos or lead containing products, where the asbestos or lead quantities or qualities in such products would have been in breach of the standards permitted by the applicable Law in force during such period. No Subject Company has in the last twenty (20) years received (in connection with any product containing asbestos or lead manufactured, sold or distributed by the business of the Subject Companies) notice of any (i) claim or allegation of personal injury, death, or property or economic damages; (ii) product recall; (iii) claim for punitive or exemplary damages; (iv) claim for contribution or indemnification; or (v) claim for injunctive relief, in each case, related to asbestos or lead containing products.

Section 3.25    Prior Transactions. The representations and warranties set forth in Annex C are incorporated herein by reference and made an integral part hereof.

Section 3.26    No Additional Representations. Except for the representations and warranties contained in this Article III, neither such Seller nor any other Person on behalf of such Seller makes any express or implied representation or warranty with respect to such Seller or the Subject Companies or with respect to any other information provided to Purchaser in connection with the transactions contemplated by this Agreement. Except as expressly set forth herein, the condition of the assets of the Subject Companies shall be “as is” and “where is” and such Seller makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Subject Companies or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Such Seller is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of Subject Companies. It is understood that any Due Diligence Materials made available to Purchaser or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of such Seller or its Affiliates or its Representatives.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants, as of the date hereof and as of the Closing, to the Sellers as follows:
Section 4.1    Due Organization, Good Standing and Corporate Power of Purchaser.

Purchaser is validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its businesses as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary except for such failures to be qualified, licensed or in good standing that are not material to Purchaser. Purchaser is not in violation of any of the provisions of its certificate of incorporation or by-laws.
Section 4.2    Authorization; Non-contravention.

(a)    Purchaser has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement, the Escrow Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement, the Escrow Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby and thereby, the consummation by Purchaser of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been duly authorized and approved by the board of directors of Purchaser. This Agreement and the Escrow Agreement has been, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby and thereby will be, duly executed and delivered by Purchaser. Assuming that this Agreement and the Escrow Agreement constitute legal, valid and binding obligations of Sellers and each other Person (other than Purchaser) party thereto, this Agreement and the Escrow Agreement constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally. Assuming that all other instruments and agreements to be delivered by Purchaser as contemplated hereby and thereby constitute legal, valid and binding obligations of Sellers and each other Person (other than Purchaser) party thereto, such instruments and agreements will constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.

(b)The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of Purchaser, as amended to the date of this Agreement; (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound; or (iii) subject to (A) the applicable Antitrust Laws and (B) the approval of the board of directors of Purchaser, contravene any Law or any Order applicable to Purchaser or by which any of its properties or assets are bound.

Section 4.3    Consents and Approvals. Assuming all filings, authorizations and other consents applicable to Sellers and the Subject Companies are made and obtained, no consent of or filing with any Governmental Entity or any other Person must be obtained or made in connection with (i) the execution and delivery of this Agreement by Purchaser; or (ii) the consummation by Purchaser of the transactions contemplated by this Agreement, other than the approval of Antitrust Authorities and the Foreign Investment Approval.
Section 4.4    Broker’s or Finder’s Fee. None of Sellers or any of their Affiliates will have any Liability for any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby to any agent, broker, Person or firm acting on behalf of Purchaser.

Section 4.5    Financing. Purchaser, on the Closing Date, will have sufficient funds available, in each of such cases so as to enable it to consummate or cause to be consummated the purchase of the Shares and the other transactions contemplated by this Agreement.

Section 4.6    Solvency. Assuming the accuracy of all of the Sellers’ and the Company’s representations and warranties, immediately after giving effect to the transactions contemplated by this Agreement, Purchaser and its Subsidiaries, taken as a whole, shall be Solvent. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date; (ii) such Person will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged; and (iii) such Person will be able to pay its debts as they become absolute and mature, in the Ordinary Course of Business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement. For purposes of the definition of “Solvent” (i) “debt” means liability on a “claim”; and (ii) “claim” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, or (B) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of such Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

Section 4.7    Proceedings. Purchaser has not received, as of the date hereof, written notice of any Proceedings that are pending that challenge, or that may have the effect of preventing, delaying, making illegal any of the transactions contemplated by this Agreement and, to the Knowledge of Purchaser, no such Proceedings are threatened.

Section 4.8    Experienced Investor. Purchaser (i) is an investor experienced in the ownership of businesses similar to the Subject Companies; (ii) has knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement; and (iii) has the ability to bear the economic risks of the transactions contemplated by this Agreement.

Section 4.9    Investigation by Purchaser. Purchaser has conducted its own investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Subject Companies, which investigation, review and analysis was conducted by Purchaser and its Affiliates and to the extent Purchaser deemed appropriate. In entering into this Agreement, Purchaser acknowledges that the Sellers have not made any factual representations other than the representations and warranties of Sellers and the Company set forth in Article III), and Purchaser acknowledges and agrees, to the fullest extent permitted by Law, that, except for the representations and warranties set forth in this Agreement:

(i)Sellers have not made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (A) any of the information set forth in management presentations relating to the Subject Companies made available to Purchaser, its Affiliates or their respective Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Subject Companies, in “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form (such information, collectively, “Due Diligence Materials”), or (B) the pro-forma financial information, projections or other forward-looking statements of the Subject Companies, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and

(ii)without limiting the generality of the foregoing, Sellers make no representation or warranty regarding any third party beneficiary rights or other rights which Purchaser might claim under any studies, reports, tests or analyses prepared by any third parties for the Subject Companies, even if the same were made available for review by Purchaser or its Representatives; and

(iii)without limiting the generality of the forgoing, Purchaser expressly acknowledges and agrees that none of the documents, information or other materials provided to it at any time or in any format by the Company or any of its Affiliates or Representatives constitutes legal advice to Purchaser, and Purchaser waives all rights to assert that it received any legal advice from Sellers, any of their Affiliates, or any of their respective Representatives or counsel, or that it had any sort of attorney-client relationship with any such Persons; provided that the foregoing shall not be construed as a waiver of any attorney-client privilege between any of the Subject Companies and any of their Affiliates’ respective Representatives or legal counsel.

Section 4.10    Exclusivity of Representations. The representations and warranties made by Purchaser in this Article IV are the exclusive representations and warranties made by Purchaser. Purchaser hereby disclaims any other express or implied representations or warranties with respect to themselves or any other Person.

Article V

COVENANTS

Section 5.1    Access to Information Concerning Properties and Records.

(a)    Sellers and the Company, after the date hereof through Closing Date, shall, and shall cause the Subject Companies to: (i) provide, to Purchaser and its Affiliates and Representatives access, as reasonably requested by Purchaser, to the offices, properties, books and records of the Subject Companies (it being understood that such access will be coordinated through Primary Seller, and granted during regular business hours upon reasonable advance notice in writing, and provided that any such access by Purchaser shall not unreasonably interfere with the conduct of the business of the Subject Companies); and (ii) furnish to Purchaser and its Affiliates and Representatives such financial and operating data and other information relating to the Subject Companies as such Persons may reasonably request; provided, that, Purchaser will not have access to (A) individual performance or evaluation records; (B) information that is subject to attorney-client privilege or other privilege; or (C) information that, in the reasonable opinion of Sellers or the Subject Companies, would (1) result in a breach of confidentiality obligations to which Sellers or the Subject Companies are bound or (2) result in a violation of applicable Laws, including Antitrust Laws; and provided, further, (3) that such access shall not unreasonably disrupt the operations of the Subject Companies. Sellers and the Company shall cooperate in good faith with Purchaser to identify and implement alternative means for Purchaser to be granted access to any employees, offices, properties, books and records, data or information to which Purchaser are not granted access pursuant to this Section 5.1 due to limitations under applicable Law, attorney-client privilege or other privilege or the terms of any confidentiality or similar agreements, including, for example and without limitation, entering into a common interest agreement, seeking third party consent under Contracts, establishing a process that, through the use of steps such as targeted redactions, provision of information to counsel to review and, to the extent permitted by applicable Law, to summarize for its client, or use of a “clean room” environment for analysis and review of information accessible to limited Persons (such as external advisors), will provide Purchaser with timely access to the substance of the information described in this Section 5.1(a) in a manner that allows the Company to comply with Contracts and applicable Law and preserve the attorney-client or other privilege, as the case may be. No investigation by Purchaser of other information received by Purchaser or its Affiliates or Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers or the Company hereunder.

(b)After the Closing Date, Sellers shall provide to Purchaser and its Affiliates and Representatives access to the employees, offices, properties, books and records of the Sellers to the extent relating to the Subject Companies prior to the Closing and, upon request of Purchaser, use Commercially Reasonable Efforts to cooperate in the defense or pursuit of any claim or action that relates to occurrences involving the Subject Companies prior to the Closing Date. In addition, Sellers shall make available to Purchaser the documents described in Section 3.11(i) after the Closing Date if and as needed by Purchaser or its Affiliates in connection with any inquiry, investigation, request or Proceeding by any Governmental Entity.

Section 5.2    Confidentiality.

(a)    Information obtained by Purchaser and its Representatives in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Purchaser, dated August 1, 2012, as amended (the “Confidentiality Agreement”).

(b)Each Seller and the Company acknowledges that it is in possession of Confidential Material. Each Seller and the Company shall, and shall cause its respective shareholders to, treat confidentially and not disclose all or any portion of such Confidential Material and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose. Each Seller and the Company acknowledges and agrees that such Confidential Material is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for such Seller to consummate the transactions contemplated by this Agreement. If any Seller, the Company or any of their respective shareholders is requested or required to disclose (after such Person has used its Commercially Reasonable Efforts (litigation excepted) to avoid such disclosure and, to the extent not prohibited by Law, after promptly advising and consulting with Purchaser about such Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), to the extent not prohibited by Law, Sellers shall provide Purchaser with prompt notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, such Seller, the Company or such shareholder, as applicable, may disclose only that portion of the Confidential Material which such Person’s counsel advises is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and such Seller, the Company and/or such shareholder shall exercise its Commercially Reasonable Efforts (excluding litigation), at Purchaser’s sole cost, to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed.

(c)Without limiting the foregoing, in the event and to the extent any of Purchaser, any of its Affiliates or any of their respective Representatives provides to Sellers, the Company, any Subject Company or any of their respective Affiliates or Representatives any confidential or proprietary information concerning Purchaser or its Affiliates, including their assets, liabilities, business or operations, in whatever form, whether written or oral, and whether furnished before or after the date of this Agreement (“Purchaser Confidential Information”), each of the Sellers and the Company shall, and shall their respective shareholders, Affiliates and Representatives to, retain in strict confidence all such Purchaser Confidential

Information, and not use such Purchaser Confidential Information in any way or for any purpose or disclose it to any Person.

Section 5.3    Conduct of the Business of the Subject Companies Pending the Closing Date.

(a)    Sellers and the Company agree that during the period commencing on the date of this Agreement and ending on the Closing Date, Sellers and the Company shall, and shall cause each of the Subject Companies to, conduct their respective operations (including their respective working capital practices) only in the Ordinary Course of Business consistent with past practice, including by complying in all material respects with all applicable Laws, maintaining all assets and properties of, or used by the Subject Companies, and timely filing all Tax Returns and timely paying all Taxes due as well as timely withholding and paying all Taxes required to be withheld and paid prior to the Closing Date, and to use their Commercially Reasonable Efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain their respective relationships with licensors, suppliers, distributors, clients and others having business relationships with them. Without limiting the foregoing, between the date of this Agreement and the Closing Date, Sellers and the Company shall, and shall cause each of the Subject Companies to, (i) make on a consolidated basis capital expenditures and investments in the Subject Companies in average amounts of $1,500,000 per month, and (ii) continue implementation of the Subject Companies’ new IT, financial and accounting system in accordance with the target schedule provided to Purchaser prior to the date of this Agreement.

(b)From the date of this Agreement until the earlier to occur of the Closing Date or such date as this Agreement is terminated in accordance with Article VII, Sellers and the Company agree that, except as (x) expressly required or permitted by this Agreement; (y) required by applicable Law; or (z) as otherwise consented to in advance in writing by Purchaser provided that such consents do not violate applicable Law (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers and the Company shall not and shall cause the Subject Companies not to:

(i)sell any material assets of the Subject Companies or purchase any material asset, other than assets sold and purchased in the Ordinary Course of Business;

(ii)create, incur or assume any Funded Indebtedness;

(iii)grant, create, incur or suffer to exist any Liens, other than Permitted Liens, on any assets, properties or shares of capital stock of the Subject Companies;

(iv)split, combine or reclassify any of the capital stock of the Subject Companies or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of the capital stock of the Subject Companies;

(v)issue or grant options, warrants, rights to purchase, or any other instrument that is convertible into, any securities with respect to the Subject Companies;

(vi)repurchase, directly or indirectly, redeem or otherwise acquire any shares of the capital stock of the Subject Companies or any securities convertible into or exercisable for any shares of the capital stock thereof;

(vii)transfer, sell, dispose of, or agree to transfer, sell or dispose of, the shares of the Subject Companies, or enter into any agreement to do, or with respect to, any of the foregoing;

(viii)merge or consolidate with any other Person, form a Subsidiary or acquire any amount of stock, equity or ownership interests or assets of any other Person;

(ix)commence any Proceeding or file any petition in any court relating to bankruptcy, concurso mercantil, reorganization, insolvency, dissolution, liquidation or relief from debtors;

(x)adopt, amend or terminate the terms of any Employee Benefit Plan;

(xi)(A) grant, or adopt any policy or practice to grant, to any Employee any increase in base salary, incentive compensation, severance benefits or aggregate employee benefits, except as may be required under existing agreements or applicable Law or in the Ordinary Course of Business, or (B) grant or amend any Golden Parachute Obligation, Senior Management Retention Bonus or Transaction Bonus Obligation, except that the Company shall be permitted to enter into Contracts in respect of the Golden Parachute Obligations and Senior Management Retention Bonus with the individuals and for the aggregate amounts identified on Section 3.15(c) of the Sellers Disclosure Letter, in the forms attached hereto as Exhibit F and Exhibit G, respectively;

(xii)take any affirmative action to increase in any manner the amount of unfunded pension Liabilities or obligations of the Subject Companies;

(xiii)modify and/or amend in any material fashion the registration of the Subject Companies with the Social Security Institute and/or modify in any material fashion the current labor conditions of the Employees of the Subject Companies;

(xiv)enter into, modify or amend in any respect or terminate any Company Contract or Company Permit except for renewals, extensions or other modifications or amendments in the Ordinary Course of Business;

(xv)enter into any lease for real property for the payment of an annual rent in excess of $200,000 or for a period longer than one (1) year;

(xvi)cause or permit any amendment, supplement, waiver or modification to or of any of their organizational documents or enter into any indemnification or similar arrangements or agreements with directors, officers, employees or other Persons;

(xvii)commit to make capital expenditures in excess of $18,000,000 in the aggregate;

(xviii)establish or open any bank account or change or supplement the Persons authorized to draw thereon or who have access thereto as of the date of this Agreement without giving notice to Purchaser;

(xix)terminate, materially reduce or permit to lapse the coverage of any policies of title, liability, fire, property or any other form of insurance covering the operations of the Subject Companies;

(xx)accelerate the collection of accounts receivable or prepay any accounts payable or delay or make cash payments of trade payables, other than, in the Ordinary Course of Business consistent in amount, frequency and type with past practice, or move any accounts receivable included in the “Central American Receivables” account into current assets;

(xxi)make any loan, advance or capital contribution to or investment in any Person (other than loans, advancements or capital contribution to a Company Subsidiary to address liquidity needs);

(xxii)other than in the Ordinary Course of Business, forgive, cancel, compromise, waive, release or fail to pay any debts, claims or rights in excess of $250,000 in the aggregate;

(xxiii)change the accounting methods, practices or procedures applicable to the Subject Companies, except as required by applicable GAAP or applicable Law;

(xxiv)other than in the Ordinary Course of Business, sell, transfer, assign, license or permit to lapse or abandon any Company Intellectual Property;

(xxv)(a) make, change or revoke any Tax election, settle or compromise any Tax claim or Liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes; (b) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice; provided that in the event Sellers or any Subject Company shall prepare any Tax Return other than in a manner consistent with past practice, Sellers shall provide Purchaser a copy thereof (together with supporting papers) at least ten (10) Business Days prior to the due date thereof for Purchaser to review and approve (such approval not to be unreasonably withheld, conditioned or delayed); (c) agree to extend or waive any period of adjustment, assessment, or collection of material Taxes, or issue a power of attorney with respect to material Taxes; or (d) apply for or otherwise request to seek any ruling from or agreement with any Governmental Entity related to Taxes;

(xxvi)declare, set aside, make or pay any cash or non-cash dividend or other cash or non-cash distribution or other transfer in respect of shares of capital stock of the Company or any of the Subject Companies, other than cash dividends (A) permitted under applicable Law and the terms and conditions of the Subject Companies’ Funded Indebtedness, and (B) that are actually paid prior to 11:59 P.M. Mexico City time on the day immediately prior to the Closing Date;

(xxvii)enter into, modify or terminate any collective bargaining agreement of the Subject Companies or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Subject Companies other than as required by Law and in the Ordinary Course of Business;

(xxviii) initiate any Proceeding, or pay, release, discharge, settle, compromise or satisfy any claim, liability or pending or threatened Proceeding (w) disclosed on Section 3.10(a) of the Sellers Disclosure Letter that would be material to any of the Subject Companies, (x) disclosed on Schedule 1.2(b) to Annex C, (y) that contains any injunctive or equitable relief or imposes any restrictions on the operations of the Subject Companies, or (z) with any Governmental Entity;

(xxix)amend, terminate or enter into any new Related Party Transaction;

(xxx)except as described in Section 5.3(b)(xxx) of the Sellers Disclosure Letter, make or initiate any changes to its business model or structure; or

(xxxi)agree, whether in writing or otherwise, to do any of the actions or omissions described in this Section 5.3(b).

(c)In the event Sellers and the Company have failed to make the minimum capital expenditures contemplated in Section 5.3(a)(i) prior to the Closing Date, Sellers shall pay to Purchaser an amount equal to the difference between (i) the minimum capital expenditures required in Section 5.3(a)(i), and (ii) the capital expenditures actually made between the date of this Agreement and the Closing Date.

Section 5.4    Exclusive Dealing. During the period from the date hereof through and including the Closing Date, Sellers and the Company shall not, and shall cause the Subject Companies and the respective Representatives and Affiliates of the Subject Companies, to refrain from taking any action to, directly or indirectly, approve, authorize, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser and its Affiliates and Representatives concerning any Alternate Transaction, (as defined below) and Sellers shall not enter into, and shall prevent the Subject Companies from entering into, any Alternate Transaction. For purposes hereof, an “Alternate Transaction” means (i) any stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale of equity interests or other similar transaction involving the Subject Companies; (ii) any sale of all or any significant portion of the assets of the Subject Companies; (iii) any other transaction in respect of the Subject Companies which results directly or indirectly, in a change of control of the Subject Companies or sale of any minority equity interest in the Subject Companies; or (iv) any other transaction or series of transactions which has substantially similar economic effects, in each such case, in which transaction Purchaser does not participate. Neither Sellers nor the Subject Companies will vote their capital stock of Sellers or the Subject Companies in favor of any purchase of any capital stock of Sellers or the Subject Companies or any other Alternate Transaction.

Section 5.5    Commercially Reasonable Efforts; Consents. Subject to and except as otherwise provided in Section 5.9, the Parties shall cooperate and use their respective Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective Commercially Reasonable Efforts to obtain, prior to the Closing Date, all permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities and parties to the Company Contracts as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 6.2 and Section 6.3.

Section 5.6    Public Announcements. Primary Seller and Purchaser each shall (i) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement; (ii) provide to the other Primary Party for review a copy of any such press release or public statement; and (iii) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Primary Party, unless and only to the extent, in the reasonable judgment of such Primary Party upon the advice of its counsel, disclosure is required by applicable Law (including the periodic reporting requirements under the Exchange Act) or under the rules of any securities exchange on which the securities of such party or any of its Affiliates are listed; provided that, to the extent so required by applicable Law, the Primary Party intending to make such release shall use its Commercially Reasonable Efforts consistent with applicable Law to consult with the other Primary Party in advance of such release with respect to the text thereof; and provided further that each of Primary Seller and Purchaser shall respond to requests for consultation and consent by the other under this Section 5.6 as promptly as practicable.

Section 5.7    Notification of Certain Matters. Purchaser, on the one hand, and Sellers and the Company, on the other hand, shall use their respective Commercially Reasonable Efforts to promptly notify each other of (i) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Sellers or the Knowledge of Purchaser, threatened, against Sellers, the Subject Companies or Purchaser, as the case may be; (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied; (iii) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Company Contract; (iv) the occurrence or existence of any fact, circumstance or event which could result in any representation or warranty made by Sellers or Purchaser, as the case may be, in this Agreement or in any schedule, exhibit or certificate or delivered herewith, to be untrue or inaccurate; (v) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; or (vi) the occurrence or non-occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect or the occurrence or non-occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; and provided, further, that a breach of this Section 5.7 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VI or give rise to a right of termination under Article VII or a right to indemnification under Article VIII if the underlying breach or breaches with respect to which the other party failed to give notice would not result in the failure of the closing conditions set forth in Article VI or would not result in the ability of such non-breaching Party to terminate this Agreement or to obtain indemnification, as the case may be.

Section 5.8    Supplements to Schedules. Primary Seller may deliver to Purchaser no later than the end of the third (3rd) Business Day prior to the Closing Date a true and complete schedule of changes (the “Update Schedule”), which changes are to any of the information contained in those Sections of the Sellers Disclosure Letter corresponding to Article III of this Agreement (including changes relating to any other representations or warranties in Article III as to which no matters have been set forth in the Sellers Disclosure Letter as of the date of this Agreement but as to which such matter would have been required to be set forth in the Sellers Disclosure Letter if such matter had existed on the date of this Agreement) and which changes would render any representation or warranty set forth in Article III inaccurate or incomplete at any time after the date of this Agreement until the Closing Date; provided that (i) the only changes which may be included on the Update Schedule are those which are related to events or circumstances that occurred after the date of this Agreement, and (ii) the Update Schedule shall not be given effect for purposes of, and shall not limit or otherwise affect, the representations, warranties, covenants or agreements of the Parties (or indemnification or other remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

Section 5.9    Antitrust Laws.

(a)    Each Party shall use its commercially reasonable efforts to: (i) as promptly as practicable but in no event later than the fifth (5th) Business Day following the date hereof (or such later date as the Parties may mutually agree), take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby (the “Antitrust Filings”); (ii) obtain the required consents and clearance from Antitrust Authorities, as promptly as practicable, and in any event prior to the End Date; (iii) comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority.

(b)Each Party shall (i) consult and cooperate with the other Party and consider in good faith the views of the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws; (ii) furnish to each other’s counsel such necessary information and reasonable assistance as such other counsel may request in good faith in connection with preparation of any filing or submission to any Governmental Entity under any Antitrust Laws; (iii) promptly notify the other Party of any written communication made to or received by it from any Antitrust Authority regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other Party to review in advance any proposed written communication to any such Antitrust Authority and incorporate the other Party’s reasonable comments; and (iv) not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Antitrust Authority, gives the other Party the opportunity to attend. Purchaser shall furnish Primary Seller with copies (redacted in Purchaser’s discretion to preserve Purchaser Confidential Information, but in the understanding, however, that Sellers’ external counsel shall receive non-redacted versions of any of such information, subject to protection of any attorney-client privilege or other privilege and to the extent permitted by applicable Law) of all correspondence, filings and formal or informal written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c)Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) in any way increase the risk of any Governmental Entity entering an Order prohibiting or conditioning the consummation of the transactions contemplated hereby; (iii) in any way increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) in any way materially delay or prevent the consummation of the transactions contemplated hereby.

(d)Notwithstanding the provisions of this Section 5.9 or anything to the contrary contained in this Agreement, after the filing of the Antitrust Filings in accordance with Section 5.9(a), none of Purchaser nor any of its Subsidiaries and/or Affiliates shall be required to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business (or portion thereof) of Purchaser, Purchaser’s Subsidiaries or Affiliates, or of the Subject Companies or their Affiliates; (ii) conduct, restrict, operate, provide services, invest, limit the business activities or the use of or change the assets, business (or portion thereof) of Purchaser, Purchaser’s Subsidiaries or Affiliates, or of the Subject Companies or their Affiliates in any manner; (iii) impose any restriction, requirement or limitation on the operation of the business (or portion thereof) of Purchaser, Purchaser’s Subsidiaries or Affiliates, or of the Subject Companies or their Affiliates; (iv) litigate, pursue or defend any action challenging any of the transactions contemplated hereby as violative of the Antitrust Laws applicable to Purchaser; (v) other than filing fees required by any applicable Antitrust Laws, make any out of pocket expenditures or incur any obligations or liabilities, in each case, in order to comply with the provisions of this Section 5.9; or (vi) take any other action that would, or would reasonably be expected to, materially and adversely affect Purchaser or any of its Affiliates (including after the Closing

Date, the Subject Companies). Purchaser shall have the sole and exclusive right to determine, at its option, whether to contest through litigation on the merits, negotiation or other action any position or claim, including any demands for sale, divestiture or disposition of assets or business of Purchaser or its Affiliates or, effective as of the Closing Date, the Subject Companies or their respective Affiliates, asserted by any Antitrust Authorities or other Governmental Entity in connection with Antitrust Laws which would operate to hinder or delay the Closing.

Section 5.10    Preservation of Records. For a period of seven (7) years after the Closing Date, Purchaser shall cause the Subject Companies to preserve and retain all corporate, accounting, tax, legal, auditing, human resources and other books and records of the Subject Companies (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations; and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes) relating to the conduct of the business and operations of the Subject Companies prior to the Closing Date. Notwithstanding the foregoing, during such seven-year (7) period, Purchaser may cause the Subject Companies to dispose of any such books and records which are offered to, but not accepted by, Primary Seller. Notwithstanding any other provisions hereof, the obligations of Purchaser contained in this Section 5.10 shall be binding upon the successors and assigns of Purchaser. In the event Purchaser, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person; or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser, as the case may be, honor the indemnification and other obligations set forth in this Section 5.10.

Section 5.11    Non-Competition; Non-Interference. In consideration of the purchase of the Shares by Purchaser or its designees, from the Closing Date until the third (3rd) anniversary of the Closing Date, none of the Sellers nor any Person set forth in Section 5.12 of the Sellers Disclosure Letter shall:

(i)within any jurisdiction or marketing area in which the Subject Companies are doing business as of the Closing Date, which are listed in Exhibit E, directly or indirectly own, manage, operate, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that conducted by the Subject Companies within the two (2) years prior to the Closing Date (any such business, a “Competing Business”). For these purposes, (A) ownership of securities of four percent (4%) or less of any class of securities of a publicly traded company shall not be considered to be competition to the extent such investment is merely of a passive nature and no rights to designate board members or officers in the company are granted to the Sellers or such Person pursuant to that investment, and (B) the resale, in Central America, other than Guatemala, by concessionaries, distributors or other Persons, through license or other permission from the Subject Companies, of Comex branded products purchased by such Persons from the Subject Companies, shall not be considered to be competition;

(ii)persuade or attempt to persuade any potential customer or client to which the Sellers or any of the Subject Companies have made a presentation, or with which the Sellers or any of the Subject Companies have had discussions, not to purchase products sold or otherwise commercialized by any of the Subject Companies; or

(iii)solicit for Sellers or any Person other than the Purchaser or any of the Subject Companies the business of any Person which is a customer or client of the Sellers or any of the Subject Companies, or was their customer or client within one (1) year prior to the date of this Agreement or in any way interfere with the relationship between the Purchaser or any of the Subject Companies and any such Person or business relationship (including making any negative or disparaging statements or communications about the Purchaser or any of the Subject Companies).

Section 5.12    Non-Solicitation of Employees. From and after the date of this Agreement, no Seller nor any Person set forth in Section 5.12 of the Sellers Disclosure Letter shall, for a period of three (3) years after the Closing Date, employ or solicit for employment any employee of the Subject Companies.

Section 5.13    Retention of Comex Senior Management. Purchaser hereby agrees and covenants to make an offer of employment on behalf of the applicable Subject Companies, to become effective on the Closing Date, to the Company’s senior officers listed in Exhibit D hereto (“Comex Senior Management Team”).
Section 5.14    Release.

(a)Each Seller, in each case on behalf of itself and its successors and assigns, and all shareholders of the Sellers and all Persons claiming by, though, or under any of them, jointly and severally (each, a “Related Person”), hereby fully and irrevocably releases, acquits and forever discharges Purchaser and the Subject Companies and each of their respective past, present and future officers, directors, shareholders, managing directors, representatives, employees, principals, agents, Affiliates, Subsidiaries (direct and indirect), joint ventures, predecessors, successors and assigns (collectively, the “Released Parties”), from any and all losses, claims, demands, rights, encumbrances, contracts (other than, if applicable, employment contracts), covenants or proceedings, of whatever kind or nature in Law, equity or otherwise, whether known or unknown, and whether or not concealed or hidden, all of which such Seller or any Related Person now owns or holds or has at any time owned or held or may hereafter own or hold against any Released Party at any time related to any matter occurring on or prior to the Closing Date, relating to the business, affairs, governance or management of any Subject Company, except for (i) rights and claims arising under this Agreement, (ii) rights directly arising from such Person’s employment with any of the Subject Companies, including rights to unpaid salary, wages, health and welfare benefits, expense reimbursement consistent with company policies and rights under any employment agreement, (iii) rights to indemnification, if any, under the organizational documents of the Subject Companies, and (iv) rights and claims arising under any existing contractual relationship.

(b)Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Released Parties, based upon any matter released hereby.

Section 5.15    Transaction Expenses. Purchaser and Sellers shall bear their own respective costs and expenses, including fees and disbursements of attorneys, accountants, brokers, financial and other advisors and service providers, travel and entertainment expenses, and meeting and presentation expenses, incurred or to be incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing. Sellers shall pay all Company Transaction Expenses.

Section 5.16    Environmental Investigations.

(a)    Purchaser and its Affiliates and Representatives have started to conduct and after the date of this Agreement may continue conducting, in their discretion and at their own cost, Phase I environmental investigations at the Subject Companies’ facilities identified on Annex B. At Purchaser’s discretion and also at Purchaser’s own cost, Purchaser and its Affiliates and Representatives also may conduct Phase II environmental investigations. In such case, Purchaser shall deliver to Sellers a proposed Phase II work schedule for all facilities and a proposed scope of work for each facility for Sellers’ approval, which shall not be unreasonably withheld, delayed or conditioned. Purchaser shall use its Commercially Reasonable Efforts to complete such investigations on or before October 15, 2014. Sellers shall use their Commercially Reasonable Efforts to assist Purchaser in completing such investigations on or before October 15, 2014.

(b)Purchaser and its Affiliates and Representatives shall have the right to take soil, sediment and groundwater samples, and take other investigative measures, including the installation of groundwater monitoring wells, at such facilities. The investigations shall be performed in a safe and workmanlike manner, pursuant to generally accepted standards, practices and procedures for the performance of similar activities in the industry. Purchaser or their Representatives will obtain all Permits required by applicable Laws and will otherwise comply with all applicable Laws in the performance of the investigations. At Purchaser’s request, Sellers shall use commercially reasonable efforts to assist Purchaser in its efforts to obtain such Permits. Purchaser and their Representatives will use Commercially Reasonable Efforts to ensure that the investigation activities do not unreasonably interfere with the Subject Companies’ operations at such facilities.

(c)Sellers and the Company shall, and shall cause the Subject Companies to, (i) grant reasonable access to such facilities to conduct the investigation activities described in this Section 5.16; (ii) provide commercially reasonable cooperation to Purchaser and its Affiliates and Representatives in the performance of such investigation activities; and (iii) inform Purchaser and their Representatives of the location of all underground utilities and structures, including, but not limited to, cables, water lines, gas lines, electrical lines, storage tanks, piping and sewers, and any other underground obstructions.

(d)At Sellers’ request, Purchaser shall provide Sellers with a copy of any final data prepared by Purchaser’s Representatives with respect to the investigations described in this Section 5.16.

(e)Purchaser shall promptly notify Sellers of any Environmental Matter discovered during the investigation activities that requires, or is reasonably likely to require, the Subject Company to notify or disclose the Environmental Matter to a Governmental Entity. If, in the opinion of Sellers’ or the Subject Company’s legal counsel, such Environmental Matter is required to be noticed or disclosed to a Governmental Entity, Sellers shall, or cause the Subject Company to, prior to the Closing, promptly notify or disclose such Environmental Matter to the appropriate Governmental Entity in accordance with applicable Law.
(f)Upon completion of the investigation activities contemplated in this Section 5.16, if the aggregate maximum potential Environmental Liabilities, in the opinion of Purchaser provided on a basis consistent with normal industry practice and standards in the environmental consulting industry in the market in which the relevant Subject Company’s facility is located, exceeds $18,000,000, then the Indemnification Escrow Amount shall be increased by an amount equal to the amount by which the aggregate maximum potential Environmental Liabilities exceeds $18,000,000.

Section 5.17    Inventory. Sellers and the Company shall perform or cause to be performed prior to the Closing an inventory count of the Subject Companies in accordance with the Subject Companies’ biannual inventory count procedures, and Purchaser and its Representatives shall be entitled to attend and observe such count. The Parties will agree upon a mutually acceptable weekend for such inventory count and will cooperate to limit any impact on the Subject Companies, provided that such count will occur no more than fifteen (15) days prior to the Closing Date.

Article VI

CONDITIONS PRECEDENT

Section 6.1    Conditions to the Obligations of Each Party. The consummation of the transactions contemplated hereby are subject to the satisfaction or waiver in writing by the Primary Parties (on behalf of Sellers and Purchaser as applicable), at or before the Closing Date, of each of the following conditions precedent (condiciones suspensivas):

(i)no Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(ii)all consents, waivers and approvals from Governmental Entities, including clearance by the Antitrust Authorities (or, with respect to Antitrust Laws, the expiration or earlier termination of all waiting periods under applicable Antitrust Laws relating to the consummation of the transactions covered by this Agreement, if applicable) and authorization by the Foreign Investment Authority, or third parties, if any, disclosed in Section 3.7 of the Sellers Disclosure Letter shall have been obtained; and

(iii)the escrow agent shall have executed and delivered a duly executed counterpart of the Escrow Agreement.

Section 6.2    Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of the following further conditions precedent (condiciones suspensivas):

(i)all of the agreements and covenants of Sellers to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects;

(ii)the representations and warranties of Sellers contained in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 6.2(ii), such representations and warranties (other than those representations and warranties contained in Sections 3.1, 3.2(a), 3.3, 3.4, 3.5 and 3.6, which shall be true and correct in all respects) shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect;

(iii)Sellers shall have delivered or caused to be delivered to Purchaser the items set forth in Section 2.4(b);

(iv)there shall not have occurred nor shall Purchaser have become aware of after the date of this Agreement, any event or development with relation to Sellers or the Subject Companies that,

individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(v)Purchaser shall have completed the environmental investigations described in Section 5.16; and

(vi)Sellers shall have caused the Subject Companies to obtain the Permits set forth in Section 6.2(vi) of the Sellers Disclosure Letter or any other evidence, satisfactory to Purchaser in its sole discretion, demonstrating such Permits are not required pursuant to applicable Law.

Section 6.3    Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Sellers, on or prior to the Closing Date, of the following further conditions precedent (condiciones suspensivas):

(i)all of the agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects;

(ii)the representations and warranties of Purchaser contained in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such specified date); and

(iii)Purchaser shall have delivered or caused to be delivered to Primary Seller the items set forth in Section 2.4(c).

Section 6.4    Frustration of Closing Conditions. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with its obligations hereunder, to act in good faith or such Party’s failure to use its Commercially Reasonable Efforts to cause the Closing to occur, as required by Section 5.5.

Article VII

TERMINATION AND ABANDONMENT

Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(i)by mutual written consent of the Parties;

(ii)by either Sellers or Purchaser, if:

(A)any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the Party seeking to terminate pursuant to this Section 7.1(ii) shall have complied with their obligations, if any, under Section 5.5; or

(B)the Closing Date shall not have occurred on or prior to December 31, 2014 (the “End Date”); provided, that neither Party may terminate this Agreement pursuant to this Section 7.1(ii) if such Party is in material breach of this Agreement; and provided further that if, on the date of the End Date, the transactions contemplated hereby shall be under review and consideration by any Governmental Entity, including any Antitrust Authority, either Purchaser or Primary Seller may, in its discretion, extend the End Date pending the completion of such review and consideration for a period not to exceed sixty (60) days;
(iii)by Sellers, if:

(A)any of the representations and warranties of Purchaser contained in Article IV shall fail to be true and correct, or

(B)there shall be a breach by Purchaser of any covenant or agreement of Purchaser in this Agreement,

that, in the case of either clause (A) or (B) above, (1) would result in the failure of a condition set forth in Section 6.3(i) or (ii) and (2) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Sellers to Purchaser, and (y) the day that is five (5) Business Days prior to the End Date; provided, that Sellers may not terminate this Agreement pursuant to this Section 7.1(iii) if Sellers are in material breach of this Agreement;
(iv)by Purchaser, if:

(A)any of the representations and warranties of Sellers contained in Article III shall fail to be true and correct, or

(B)there shall be a breach by Sellers of any covenant or agreement of Sellers in this Agreement,

that, in the case of either clause (A) or (B) above, (1) would result in the failure of a condition set forth in Section 6.2(i) or (ii) and (2) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Purchaser to Sellers and (y) the day that is five (5) Business Days prior to the End Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 7.1(iv) if Purchaser is in material breach of this Agreement; or
(v)by Purchaser if any event or development with relation to the Subject Companies shall have occurred prior to the Closing Date that individually or in the aggregate has resulted in a Material Adverse Effect.

Section 7.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 by Purchaser, on the one hand, or Sellers, on the other hand, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall, except as set forth below, be terminated and have no effect, and there shall be no liability hereunder on the part of Sellers, Purchaser or the Subject Companies, except that Section 5.2, Section 7.1, this Section 7.2 and Article X shall survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any Party of liability for any willful breach of this Agreement.

Article VIII

INDEMNIFICATION

Section 8.1    Survival of Representations and Warranties.

(a)    The respective representations and warranties of Sellers and the Company, on the one hand, and Purchaser, on the other hand, contained in this Agreement, and the rights of the Parties to make claims for indemnification with respect thereto, shall survive the Closing until the date that is eighteen (18) months after the Closing Date. Each covenant and other agreement of Purchaser or Sellers and the Company hereunder shall survive in accordance with its terms, and the rights of the Parties to make claims for indemnification with respect thereto shall survive (i) with respect to covenants and agreements that by their terms are to be performed prior to the Closing Date only, until the date that is eighteen (18) months after the Closing Date; and (ii) with respect to all other covenants and agreements, indefinitely, subject to any applicable statute of limitations.

(b)No Person shall be liable for any claim for indemnification under Article VIII unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given or by the expiration of the applicable survival period.

Section 8.2    Indemnification by Sellers. Subject to the other provisions of this Article VIII, from and after the Closing Date, Sellers agree to jointly and severally indemnify and hold harmless Purchaser, the Subject Companies and each of their respective Representatives, subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Purchaser Indemnitees”) for any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, or arising out of or related to: (i) any failure of any representation or warranty made by Sellers and the Company in Article III or in any schedule, exhibit, certificate or disclosure letter delivered pursuant to this Agreement to be true and correct on and as of the date of this Agreement or Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct as of such specified date); (ii) any breach of any covenant or agreement by any of the Sellers or the Company contained in this Agreement; (iii) Environmental Liabilities; (iv) Taxes of any Subject Company that relate to periods (or portions thereof) prior to and including the Closing Date; (v) any Company Transaction Expenses not paid by Sellers; (vi) any failure to pay the Purchase Price Adjustment to Purchaser pursuant to Section 2.3(e)(ii); (vii) any Liability relating to the failure of a Subject Company to hold any Permit set forth in Section 6.2(vi) of the Sellers Disclosure Letter, including any Liability incurred in obtaining such Permits; (viii) any labor outsourcing arrangements of the Subject Companies, including the establishment of and transition of employees to such arrangements; and (ix) any fraud and/or any intentional omission or intentional misrepresentation with respect to any representation or warranty made by Sellers in Article III or in any schedule, exhibit, certificate or disclosure letter delivered pursuant to this Agreement. The indemnification obligations set forth in Section 8.2(iii) shall survive the Closing and terminate on the date that is five (5) years after the Closing Date, and the indemnification obligations set forth in Section 8.2(iv) shall survive the Closing and terminate on the ninetieth (90th) day following the date that the applicable statute of limitations for any such Taxes expires.

Section 8.3    Indemnification by Purchaser. Subject to the limitations set forth in this Article VIII, from and after the Closing Date, Purchaser agrees to and shall jointly and severally indemnify and hold harmless Sellers and their respective Representatives, subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Seller Indemnitees”) for any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of, or related to: (i) any failure of any representation or warranty made by Purchaser in Article IV or in any schedule, exhibit or certificate delivered pursuant to this Agreement to be true and correct on and as of the date of this Agreement or Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all material respects as of such specified date); (ii) any breach of any covenant or agreement by Purchaser contained in this Agreement; and (iii) any failure to pay the Purchase Price Adjustment to Sellers pursuant to Section 2.3(e)(i).

Section 8.4    Limitation on Indemnification.

(a)    Notwithstanding anything to the contrary contained in this Agreement, (i) Sellers shall not be liable for any claim for indemnification pursuant to Section 8.2(i) unless and until the aggregate amount of Losses which may be recovered from Sellers equals or exceeds $2,000,000 (the “Deductible”), in which case Purchaser Indemnitees shall be entitled to recover the aggregate amount of all Losses; and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 8.2(i), Section 8.2(iii) and Section 8.2(iv) shall be an amount equal to the then outstanding balance of the Indemnification Escrow Fund.

(b)Notwithstanding anything herein to the contrary, (i) the limitations set forth in Section 8.1 and Section 8.4 shall not apply to Losses incurred by any Purchaser Indemnitee in connection with or arising from any breach of any representation or warranty of Sellers in Section 3.2(a), Section 3.3, Section 3.4, Section 3.5, Section 3.6, and Section 3.21; and (ii) in no event shall any Indemnified Party be entitled to double recovery under this Agreement.

(c)For purposes of determining whether there has been an inaccuracy in, misrepresentation of or breach of, any representation or warranty contained in this Agreement (other than those representations and warranties contained in Section 3.8(a) and Section 3.8(d)), and for purposes of calculating any Losses resulting therefrom, the terms “material”, “materiality”, “Material Adverse Effect” or similar qualifications contained in such representations and warranties shall be disregarded.

(d)All of the funds in the Indemnity Escrow Fund from time to time shall be available to satisfy indemnity claims made by Purchaser Indemnitees under this Agreement, without regard to whether any such indemnity claim may be attributable to a particular Seller.

(e)The rights of the Parties to indemnification or other remedies under this Agreement, including with respect to any representation, warranty, covenant or agreement, shall not be affected or waived in any manner by reason of any disclosure by or to, investigation by or awareness or knowledge of any Indemnified Party, or by reason of the fact that any Indemnified Party knew or should have known at any time that the relevant representation or warranty was or could have been inaccurate or that the relevant covenant or agreement had been breached; provided that for the avoidance of doubt, the Sellers Disclosure Letter shall be given effect for purposes of determining whether there has been an inaccuracy in, misrepresentation of or breach of, any applicable representation or warranty contained in this Agreement.

Section 8.5    Losses Net of Insurance, etc.

(a)    The amount of any Loss for which indemnification is provided under Section 8.2 or Section 8.3 shall be, without duplication, net of (i) any amount for which a reserve or accrual is included in the Closing Working Capital as finally determined pursuant to Section 2.3, but only to the extent such reserve or accrual, when compared to the corresponding reserve or accrual in the Target Working Capital, results in a reduction of the Closing Purchase Price or the Final Purchase Price under the provisions of Section 2.2 or Section 2.3 of this Agreement, respectively; (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party; or (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each source of recovery referred to in clauses (ii) and (iii), a “Collateral Source”). Indemnification under this Article VIII shall not be available unless the Indemnified Party uses Commercially Reasonable Efforts (litigation excepted) to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery under insurance pursuant to the preceding sentence to the extent such assignment is permitted by the relevant insurance policy; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.2 or Section 8.3 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such receipt been made at the time of such payment (or in the case where the Indemnified Party is a Purchaser Indemnitee, the Indemnified Party shall promptly deposit such amount with the escrow agent pursuant to the Escrow Agreement, such amount to be held pursuant to the terms of this Agreement and the Escrow Agreement and shall become part of the Indemnification Escrow Fund thereunder).

(b)Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be liable for any Losses that result from, arise out of, or relate to breaches of the representations and warranties contained in Section 3.20 or the indemnification obligation contained in Section 8.2(iii) to the extent such Losses result from, arise out of, or relate to:

(i)any change in any Environmental Law on or after the Closing Date;

(ii)any voluntary disclosure to any Governmental Entity on or after the Closing Date by or on behalf of the Purchaser Indemnitees, except to the extent such voluntary disclosure is made in connection with a Person’s Commercially Reasonable Efforts to mitigate or otherwise limit or reduce Losses;

(iii)any investigation actions for purposes of risk assessment, and any corrective, removal or remedial actions or other measures taken in response to or to investigate, correct, remedy or bring into compliance any environmental conditions involving or relating to a Subject Company (“Corrective Actions”) initiated after the Closing Date to the extent they (A) exceed the minimum Corrective Actions reasonably necessary to comply with or avoid Liability under any Environmental Law or (B) are substantially more costly than the most cost-effective means that are reasonably necessary to achieve compliance with any Environmental Law (including the use of reasonable and customary deed restrictions or other reasonable and customary regulatory controls where applicable).

(c)Notwithstanding anything to the contrary contained in this Agreement, with respect to any indemnification claim made for a breach of the representations and warranties provided in Section

3.20 or the indemnification obligation contained in Section 8.2(iii), Purchaser shall conduct and control any Corrective Actions required to satisfy the indemnification obligations thereunder.

(d)Purchaser acknowledges that its and the Purchaser Indemnitees’ sole and exclusive remedy against Sellers, their Affiliates or any of their officers, directors, employees, agents or partners (“Seller-Related Persons”) for any Losses relating to Environmental Liabilities is under Section 8.2 (as limited by this Section 8.5) of this Agreement. In furtherance of the foregoing, from and after the Closing Date, except for any Losses for which Sellers are obligated to indemnify Purchaser Indemnitees pursuant to Section 8.2 (as limited by this Section 8.5) (i) Purchaser hereby releases, on its own behalf (and agrees that its Affiliates, successors and assigns, officers, directors, employees and Representatives shall be accordingly limited), to the fullest extent permitted under applicable Law, all Seller-Related Persons from any Environmental Liabilities incurred by the Purchaser Indemnitees; and (ii) Purchaser hereby waives, on its own behalf (and agrees that its Affiliates, successors and assigns, officers, directors, employees and Representatives hereunder shall be accordingly limited), to the fullest extent permitted under applicable Law, any claim or remedy for Environmental Liabilities against any Seller-Related Person now or hereafter available under any applicable Environmental Law, including the Comprehensive Environmental Response, Compensation, and Liability Act or similar international, foreign, federal, or regional Law, whether or not in existence on the date hereof.

(e)With respect to the Golden Parachute Obligations, Sellers shall be obligated to bear the cost of any payments made pursuant to the Golden Parachute Obligations by the corresponding Subject Company to any of the Recipients, and any cost associated with medical insurance made available to the Recipients. For such purposes, Purchaser shall notify Primary Seller in writing, certified by an officer of Purchaser, of the termination of the labor relationship with the Recipient and the payment and cost of the corresponding Golden Parachute Obligation with respect to such Recipient, and the Primary Parties shall, promptly upon receipt of such notice, instruct the escrow agent to release, in favor of the corresponding Subject Company, the amount corresponding to the relevant Golden Parachute Obligation from the Golden Parachute Escrow Fund. Within three (3) Business Days following on the date that is two (2) years after the Closing Date, the Primary Parties shall cause the escrow agent to release any remaining balance in the Golden Parachute Escrow Fund to Primary Seller on behalf of Sellers. The Parties hereby agree that if any Golden Parachute Obligation is paid with funds of the Golden Parachute Escrow Fund, neither Purchaser nor any of its Affiliates (including, after the Closing Date, the Subject Companies) will enter into any labor relationship with the corresponding Recipient for a period of twelve (12) months commencing on the date in which the Golden Parachute Obligation was paid to the Recipient; provided, however, that in no event shall this provision prohibit or limit in any way the hiring of such Recipient as part of an acquisition, merger, consolidation or similar transaction in which such Recipient becomes an employee of Purchaser or its Affiliates.

Section 8.6    Indemnification Procedure.

(a)    Any Person seeking indemnification pursuant to Section 8.2 or Section 8.3, including any claim by a Person described in Section 8.7 (an “Indemnified Party”), which might give rise to indemnification hereunder, shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i)state that the Indemnified Party will incur liability for, or has otherwise suffered, as the case may be, Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement; and

(ii)to the extent known by the Indemnified Party, specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item should be paid and the basis for any anticipated Losses; provided, however, that in no event shall any Indemnified Party’s failure to so specify limit its rights to indemnification hereunder.

(b)In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate (other than a Third Party Claim, which is addressed in Section 8.7), the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection. In this case, the Indemnified Party shall be permitted to submit such dispute to arbitration as set forth in Section 10.9.

(c)Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim Certificate (other than a Third Party Claim, which is addressed in Section 8.7) and claims for Losses the validity and amount of which have been finally determined in accordance with this Agreement or shall have been settled as described in Section 8.7, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim, if the Indemnified Party is (i) any Seller Indemnitee, Purchaser shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment, or (ii) any Purchaser Indemnitee, (A) the Primary Parties shall execute and deliver to the escrow agent in terms of the Escrow Agreement a joint written instruction instructing the escrow agent to pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by Purchaser in such joint written instruction, and (B) to the extent the amount of the Agreed Claims exceeds the then-remaining Indemnification Escrow Funds and such excess may be attributable to any of Sellers Indemnification obligations other than pursuant to Section 8.2(i), then the Primary Seller on behalf of Sellers shall pay to the Indemnified Party an amount equal to such excess amount by wire transfer in immediately available funds to the bank account or accounts designated by Purchaser.

Section 8.7    Third-Party Claims.

(a)    If a claim by a third party is made against any Indemnified Party (a “Third Party Claim”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have three (3) Business Days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense of such Third Party Claim; provided, that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by such Indemnified Party, and provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or involves an action brought by or on behalf of a Governmental Entity; (ii) such Third Party Claim seeks an attachment (embargo), injunctive or equitable relief or other non-monetary relief against the Indemnified Party; (iii) the Indemnifying Party, in the reasonable judgment of the Indemnified Party, failed or is failing to vigorously prosecute or defend such Third Party Claim (in which case the Indemnifying Party shall surrender control to the Indemnified Party upon request of the Indemnified Party); (iv) a conflict of interest exists or arises that prohibits, in the reasonable judgment of the Indemnified Party, a single counsel from representing both the Indemnifying Party and Indemnified Party in connection with the defense of such Third Party Claim; (v) the defense of such Third Party Claim by the Indemnifying Party will, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party or any business thereof; or (vi) the Indemnifying Party does not have sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result.

(b)If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 8.7(a), the Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party. So long as the Indemnifying Party assumes the defense of a Third Party Claim, neither the Indemnified Party nor the Indemnifying Party (except as provided in Section 8.7(d)) shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the other party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the preceding sentence, the Indemnified Party shall have the right, in its sole discretion, to pay or settle any such Third Party Claim at its own expense, provided that, in such event, the Indemnified Party shall waive any rights to indemnity hereunder in respect of the matter so settled without the Indemnifying Party's consent.

(c)If the Indemnifying Party does not notify the Indemnified Party within three (3) Business Days after the receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(d)The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement unless such settlement (i) is entirely indemnifiable and paid by the Indemnifying Party pursuant to this Article VIII; (ii) includes as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment; and (iii) does not impose any injunctive relief or other restrictions of any kind or nature on any Indemnified Party.

(e)Each of the Indemnified Party and the Indemnifying Party shall make available to the other records relating to such Third Party Claim and shall furnish, at the other Party’s expense to the other Party and/or its counsel, such employees of such Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

Section 8.8    Sole Remedy/Waiver. The Parties hereto acknowledge and agree that in the event that the Closing occurs, the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy for any breach of the representations and warranties or covenants contained in this Agreement (except with respect to (x) any fraud and/or any intentional omission or intentional misrepresentation, and (y) claims for injunctive or equitable relief, specific performance or similar remedies, including pursuant to Section 10.12). The Parties further acknowledge and agree that from and after the Closing, Sellers shall have full Liability for all representations, warranties, covenants and agreements of the Company under this Agreement. Notwithstanding any provision of this Agreement, the Parties acknowledge and agree that each Party shall be entitled to all available claims and causes of action in respect of any fraud, intentional omission, intentional misrepresentation or similar claims, and claims for injunctive or equitable relief, specific performance or similar remedies, and that each Party expressly preserves all elements of any such claim, including reliance.

Section 8.9    Release of Funds from the Indemnification Escrow Fund. Funds from the Indemnification Escrow Fund will be released from time to time in accordance with this Section 8.9:

(i)on the eighteen (18) month anniversary of the Closing Date, Purchaser and Sellers shall jointly instruct the escrow agent to disburse from the Indemnification Escrow Fund to Sellers the funds that, as of such date, represent the then-remaining amount of the Indemnification Escrow Fund, if any, in excess of the sum of (i) $83,728,726.47 plus (ii) any additional amount by which the Indemnification Escrow Fund was increased pursuant to Section 5.16(f) (such excess amount, the “Release Amount”), with such Release Amount to be reduced by (y) the amount, if any, which Sellers and Purchaser have instructed the escrow agent to disburse funds from the Indemnification Escrow Fund but which have not actually been disbursed as of such date, and (z) the amount of any claim submitted by any Purchaser Indemnitee prior to such date, in accordance with this Article VIII that remains pending as of such date; and

(ii)on the ninetieth (90th) day after the fifth (5th) anniversary of the Closing Date, Purchaser and Sellers shall jointly instruct the escrow agent to disburse from the Escrow Fund to each Seller its respective share of the then-remaining funds in the Indemnification Escrow Fund, with such Indemnification Escrow Fund to be reduced by (A) the amount, if any, which Sellers and Purchaser have instructed the escrow agent to disburse funds from the Indemnification Escrow Fund but which have not actually been disbursed as of such date, and (B) the amount of any claim submitted by any Purchaser Indemnitee prior to such date in accordance with this Article VIII that remains pending as of such date.

Article IX

TAX MATTERS

Section 9.1    Tax Returns Due After the Closing Date.

(a)    Full Year 2013 and Short Period 2014 Tax Returns.

(i)With respect to Tax Returns for the Subject Companies for all periods ending on or prior to the Closing Date which are due to be filed after the Closing Date, including the Subject Companies’ Tax Return for the 2013 accounting year (if not filed before the Closing Date) (the “Pre-Closing Returns”) and Tax Returns for the period from January 1, 2014 to the Closing Date (the “Short Period”, with the Tax Returns for the Short Period being collectively referred to as the “Short Period Returns”), the Company shall engage an outside accounting firm, to be selected by the Primary Seller, which firm shall prepare the Pre-Closing Returns and the Short Period Returns of the Subject Companies (at the Company’s expense) in a manner consistent with prior period practices of the Subject Companies and under the overall direction and control of the Primary Seller.

(ii)At least forty-five (45) days prior to the deadline for filing any Pre-Closing Return or Short Period Return, Primary Seller or said accounting firm shall provide drafts of such Tax Returns and complete access to all information relied upon as support for such Tax Returns, including transfer pricing documentation, to Purchaser for its review. Purchaser shall advise Primary Seller of any disagreement with items shown on such draft Tax Returns within twenty (20) Business Days after Purchaser’s receipt of such copies.

(iii)If Purchaser advises Primary Seller of its disagreement with any items on Primary Seller’s proposed 2013 Return or Short Period Return, Purchaser and Primary Seller shall cooperate to resolve any such disagreement as promptly as practicable.

(iv)If Purchaser does not disagree with Primary Seller’s draft Tax Returns, or if Purchaser and Primary Seller are able to resolve any such disagreements prior to the due date for such Tax Returns, then the agreed upon Tax Returns shall be filed on or prior to the due dates therefor. If Purchaser and Primary Seller are unable to resolve any disagreement with respect to any such Tax Return prior to the due date therefor, then Primary Seller’s proposed Tax Return(s) in dispute will be filed, as prepared, with the appropriate Tax authority on or before the due date and such disagreement shall be resolved in accordance with Section 9.1(a)(v) below. Purchaser shall have an appropriate officer of the applicable Subject Company sign such Tax Returns to be filed pursuant to this Section 9.1(a)(iv) and shall cause the applicable Subject Company to timely file such Tax Returns. With respect to any Tax to be paid pursuant to any Pre-Closing Return or Short Period Return, Sellers shall promptly pay to Purchaser (or be paid by Purchaser, if a credit) the full amount of such Tax (net of any amount of such Tax included in the Closing Accrued Income Tax Liability).

(v)In respect of any disagreement over a draft Pre-Closing Return or Short Period Return that cannot be resolved by Purchaser and Primary Seller prior to the due date for such Tax Return, the disagreement shall be referred to a nationally recognized independent accounting firm recognized by the Instituto Mexicano de Contadores Públicos, A.C. (or any other accounting professional association of any other relevant jurisdiction concerning non-Mexican income taxes) chosen by and mutually acceptable to both Purchaser and Primary Seller, which firm shall decide the matter within thirty (30) days after it is submitted to them. The fees of such accounting firm shall be divided equally between the Purchaser and Sellers. The decision of such independent accounting firm shall be final and binding upon the Parties absent fraud or gross negligence. In the event the decision of such accounting firm includes filing an amended Tax Return for a pre-Closing period and/or the Short Period, the Sellers shall be responsible for filing all such amended Tax Returns, and Sellers shall be responsible for the payment, if any, of any additional Tax (including inflation adjustments, penalties and interest thereon) due and payable pursuant to such amended Tax Return, and Sellers shall be entitled to any overpayment of Tax pursuant to such amended Tax Return. Once prepared, Purchaser shall have an appropriate officer of the applicable Subject Company sign such amended Tax Returns prepared pursuant to this Section 9.1(a)(v) and shall cause the applicable Subject Company to timely file such amended Tax Returns. With respect to any Tax covered by this Section 9.1, (A) to the extent such Tax is owed, Sellers shall promptly pay to Purchaser the amount of such Tax (net of any amount of such Tax included in the Closing Accrued Income Tax Liability), and (B) to the extent such Tax is a refund, Purchaser shall promptly pay to Primary Seller (on behalf of Sellers) the amount of such Tax refund (net of any amount of such Tax refund included in the Closing Accrued Income Tax Liability).

(vi)Purchaser shall not be responsible for the completeness and accuracy of any Tax Returns filed pursuant to this Section 9.1(a) and nothing in this Article IX shall reduce or diminish the Purchaser Indemnitees’ rights to indemnification pursuant to Section 8.2(iv).

(b)Straddle Period Taxes. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i)Property Taxes. Sellers shall be responsible for all real, personal and intangible property Taxes (“Property Taxes”) allocated to the portion of the Straddle Period on and prior to the Closing Date, regardless of when such Property Taxes become due and payable. Property Taxes allocated to the portion of the Straddle Period on and prior to the Closing Date shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days that are in the Straddle Period on and prior to the Closing Date and the denominator of which is the total number of days in the Straddle Period. The Tax liability for any Property Taxes allocated to periods on and prior to the Closing Date (but payable after the Closing Date) shall be paid by Sellers to Purchaser on the Closing Date.

(ii)2014 Income Tax Return. Sellers shall be responsible for income Tax of the Subject Companies allocated to the pre-Closing portion of any Straddle Period (the “Sellers’ Straddle Period Income Tax”). The portion of such income Tax allocated to the pre-Closing portion of the Straddle Period shall be equal to the amount of the entire 2014 income Tax liability multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the period on and prior to the Closing Date and the denominator of which is the number of days in the Straddle Period. With respect to any Sellers’ Straddle Period Income Tax, (A) to the extent such Tax is owed, Sellers shall promptly pay to Purchaser the amount of such Tax (net of any amount of such Tax included in the Closing Accrued Income Tax Liability), and (B) to the extent such Tax is a refund, Purchaser shall promptly pay to Primary Seller (on behalf of Sellers) the amount of such Tax refund (net of any amount of such Tax refund included in the Closing Accrued Income Tax Liability).

(iii)Purchaser shall prepare (at the Company’s expense) the relevant 2014 Income Tax Returns of each of the Subject Companies. At least thirty (30) days prior to filing such Tax Returns, Purchaser shall provide a copy of such Tax Returns and complete access to all information relied upon as support for such Tax Returns, including transfer pricing documentation, to Primary Seller for its review. Primary Seller shall advise Purchaser of any disagreement with items shown on such Tax Returns within fifteen (15) Business Days after Primary Seller’s receipt of such copy. If Primary Seller advises Purchaser of its disagreement with any items on such Tax Returns, Purchaser and Primary Seller shall cooperate to resolve any such disagreement as promptly as practicable. If Purchaser and Primary Seller are unable to resolve any such disagreement by the due date of such Tax Returns, the disputed Tax Returns will be filed, as prepared, with the appropriate Tax authority on or before the due date and such disagreement shall be referred to a nationally recognized independent accounting firm recognized by the Instituto Mexicano de Contadores Públicos, A.C. (or any other accounting professional association of any other relevant jurisdiction concerning non-Mexican income taxes) chosen by and mutually acceptable to both Purchaser and Primary Seller, which firm shall decide the matter within thirty (30) days after it is submitted to them. The fees of such accounting firm shall be divided equally between the Purchaser and Sellers. The decision of such accounting firm shall be final and binding upon all Parties absent fraud or gross negligence.

(c)Audit - Sales and Use Taxes and VAT. In the event that an audit relating to sales and use or value added Taxes of a Subject Company includes both pre‑Closing and post‑Closing periods, Primary Seller and Purchaser will use their respective Commercially Reasonable Efforts to direct the tax auditor to calculate any pre‑Closing assessment based exclusively on pre‑Closing transactions and/or statistical samples and any post‑Closing assessment based exclusively on post‑Closing transactions and/or statistical samples. Notwithstanding Primary Seller’s and Purchaser’s efforts pursuant to the preceding sentence, Sellers shall be liable for any assessment, Liability or other amounts determined to be due with respect to periods or transactions on or prior to the Closing Date and Purchaser shall be liable for any assessment, Liability or other amounts determined to be due with respect to periods or transactions following the Closing Date.

Section 9.2    Tax Refunds. Sellers shall be entitled to any refund of any Taxes of any of the Subject Companies which relate to Tax periods or portions thereof ending on or before the Closing Date. Purchaser shall pay to Sellers any such refund (net of any Taxes of Purchaser or any Subject Company and net of any Tax refunds included in the Closing Accrued Income Tax Liability) within fifteen (15) days after the receipt thereof. Notwithstanding anything to the contrary herein, Purchaser shall have no obligation to reimburse Sellers for any Tax attributes, net operating losses or the like.

Section 9.3    Cooperation on Tax Matters.

(a)    Purchaser, the Subject Companies and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 9.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Sellers each shall cause the Subject Companies: (i) to retain all books and records with respect to Tax matters pertinent to the Subject Companies and their subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (ii) to give Purchaser and Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records and, to the extent requested by Purchaser or Sellers, as the case may be, to allow any such requesting party to take possession of such books and records.

(b)Purchaser and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 9.4    Amended Returns and Retroactive Elections. Purchaser shall not, and shall not cause or permit the Subject Companies or any of their Subsidiaries to (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period; or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each such case without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

Article X

MISCELLANEOUS

Section 10.1    Fees and Expenses. Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 10.2    Extension; Waiver. Subject to the express limitations herein and subject to applicable Law, at any time prior to the Closing, (i) the Parties may, jointly by mutual consent, extend the time for the performance of any of the obligations or other acts of any Party hereto, or the End Date; (ii) either Sellers or Purchaser as the case may be, may waive any inaccuracies in the representations and warranties contained herein by the other Party or in any document, certificate or writing delivered pursuant hereto by such other Party; or (iii) either Sellers or Purchaser as the case may be, may waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of both Parties or such Party, as the case may be. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Notwithstanding any provision of this Agreement, a waiver by a Party of any condition to the obligation of such Party to consummate the Closing shall not constitute a waiver by such Party of any breach of any term, covenant, representation or warranty under this Agreement, or any claims or causes of action related thereto.

Section 10.3    Notices.

(a)    Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered (i) by hand or overnight courier service, (ii) by certified or registered mail, or (iii) by email with delivery confirmation (provided the notifying Party shall also deliver a copy of such notice by overnight delivery service), to Primary Seller in case of any notices, requests, claims, demands, waivers and other communications addressed to any of the Sellers, or to Purchaser in case of notices, requests, claims, demands, waivers and other communications addressed to Purchaser, as follows (or, in each case, as otherwise notified by Primary Seller or Purchaser) and shall be effective and deemed to have been given (x) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day, or (y) on the day sent if sent by email at or prior to 11:59 p.m. Mexico City time on such day:

If to Sellers, to Primary Seller:

Blvd. Manuel Ávila Camacho No. 138
Col. Lomas de Chapultepec
11560, México, Distrito Federal
Attention: Mr. Alfredo Achar Tussie
email: aachar@comex.com.mx

if to Purchaser:

One PPG Place
Pittsburgh, Pennsylvania
15272
United States of America
Attention: Vice President, Corporate Development
email: jdavies@ppg.com

and to:

One PPG Place
Pittsburgh, Pennsylvania
15272
United States of America

Attention: Senior Vice President and General Counsel
email: gbost@ppg.com

(b)    Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement, will be deemed to have been received at the earliest time provided for by this Agreement.

Section 10.4    Entire Agreement. This Agreement, together with the Exhibits, Annexes, Schedules and the Sellers Disclosure Letter, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

Section 10.5    Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective, successors (causahabientes) and assigns (cesionarios). Except with respect to Article VIII of this Agreement, which shall inure to the benefit of each Purchaser Indemnitee and Seller Indemnitee, all of whom are intended as express third-party beneficiaries thereof, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties acknowledge and agree that Purchaser shall be entitled to designate the Purchaser Designees to acquire the Shares in accordance with Section 2.1, and that such designation shall not relieve Purchaser of its obligations and liabilities under this Agreement.

Section 10.6    Amendment and Modification. This Agreement may not be amended except by a written instrument executed by all Parties to this Agreement.

Section 10.7    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Section 10.8    Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED MEXICAN STATES, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.

Section 10.9    Arbitration.

(a)    Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach of this Agreement, shall be referred to and settled by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”). The Parties acknowledge and agree that the arbitrators may award specific performance, injunctive or equitable relief in accordance with the ICC Rules.
(b) The arbitration proceeding will take place in Dallas, Texas, U.S., and will be conducted in the English language. The arbitration panel will consist of three (3) arbitrators appointed pursuant to the ICC Rules; provided, however, that the Primary Parties shall have thirty (30) days from the confirmation of the second arbitrator to agree upon the third arbitrator who shall act as president. Failing such agreement, the third arbitrator shall be appointed by the International Chamber of Commerce.

Section 10.10    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 10.11    Article 1949 of the Federal Civil Code. Notwithstanding anything to the contrary in this Agreement, the Parties hereby recognize and acknowledge that in the event of any breach of any of the Parties’ obligations herein, the non-defaulting party shall be allowed to proceed in terms of Article 1949 of the Federal Civil Code of Mexico (Código Civil Federal).

Section 10.12    Specific Enforcement. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages may be incalculable and/or inadequate in such event. Accordingly, notwithstanding the provisions of Section 10.9, and without limiting the rights of the Parties to refer a matter to arbitration in accordance with Section 10.9, it is acknowledged that in addition to any other remedy to which the Parties may be entitled at law, the Parties shall be entitled to request from the arbitrators or any court of competent jurisdiction an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party further agrees that neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.13    Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
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IN WITNESS WHEREOF, Sellers, the Company and Purchasers execute this Agreement as of the date first above written.

SELLERS

AVISEP, S.A. DE C.V.

By: /s/ Marcos Achar Levy
Name: Marcos Achar Levy
Title: Attorney-in-fact

BEVISEP, S.A. DE C.V.

By: /s/ David Achar Contreras
Name: David Achar Contreras
Title: Attorney-in-fact

THE COMPANY

CONSORCIO COMEX, S.A. DE C.V.

By: /s/ Marcos Achar Levy
Name: Marcos Achar Levy
Title: Attorney-in-fact

IN WITNESS WHEREOF, Sellers, the Company and Purchasers execute this Agreement as of the date first above written.

PURCHASERS

PPG INDUSTRIES, INC.

By: /s/ Charles E. Bunch
Name: Charles E. Bunch
Title: Chairman and Chief Executive Officer